                                                                     Exhibit 4.2





                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG


                    EMPAQUES DE CARTON TITAN, S.A. DE C.V.,


                       CORPORACION DURANGO, S.A. DE C.V.,


                                       AND


           EMPAQUES MOLDEADOS DE AMERICA TECNOLOGIAS, S.R.L. de C.V.





--------------------------------------------------------------------------------



                          Dated as of February 3, 2003

                                TABLE OF CONTENTS



ARTICLE I DEFINITIONS ........................................................1

         Section 1.1.    Certain Defined Terms...............................14
         Section 1.2.    Certain Rules of Construction.......................14

ARTICLE II PURCHASE AND SALE.................................................14

         Section 2.1.    Purchase and Sale...................................14
         Section 2.2.    Assumed Liabilities.................................15
         Section 2.3.    Excluded Liabilities................................16
         Section 2.4.    Purchase Price......................................16
         Section 2.5.    The Closing.........................................16
         Section 2.6.    Closing Deliveries by the Seller....................16
         Section 2.7.    Closing Deliveries by the Buyer.....................16
         Section 2.8.    Working Capital Adjustment..........................17
         Section 2.9.    EBITDA Adjustment...................................19
         Section 2.10.   Release of Holdback Amount..........................20
         Section 2.11.   Allocation of Purchase Price........................22
         Section 2.12.   Taxes...............................................23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER ....................24

         Section 3.1.    Organization; Power ................................24
         Section 3.2.    Authorization, Effect of Agreement .................24
         Section 3.3.    Subsidiaries and Equity Interests ..................24
         Section 3.4.    Consents ...........................................24
         Section 3.5.    No Violations ......................................24
         Section 3.6.    Financial Statements ...............................25
         Section 3.7.    Conduct in the Ordinary Course; Absence of
                         Certain Changes, Events and Conditions..............25
         Section 3.8.    No Undisclosed Liabilities .........................27
         Section 3.9.    Title to and Sufficiency and Condition of Assets....27
         Section 3.10.   Permits.............................................27
         Section 3.11.   Real Property ......................................28
         Section 3.12.   Compliance with Laws ...............................29
         Section 3.13.   Contracts .................................. .......29
         Section 3.14.   Intellectual Property ....................... ......30
         Section 3.15.   Litigation..........................................31
         Section 3.16.   Employee Benefit Plans .............................31
         Section 3.17.   Tax Matters.........................................32
         Section 3.18.   Environmental Matters ..............................33
         Section 3.19.   Labor Matters.......................................33
         Section 3.20.   Receivables.........................................34
         Section 3.21.   Inventories.........................................34
         Section 3.22.   Prepaid Expenses ...................................34
         Section 3.23.   Accounts Payable ...................................35
         Section 3.24.   Certain Related Party Interests ....................35
         Section 3.25.   Brokers ............................................35
         Section 3.26.   Ethical Conduct ....................................35
         Section 3.27.   Accuracy of Disclosure .............................36
         Section 3.28.   Solvency of the Seller..............................36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER ......................36

         Section 4.1.    Organization; Power.................................36
         Section 4.2.    Authorization; Effect of Agreement..................36
         Section 4.3.    Consents............................................37
         Section 4.4.    No Violations.......................................37
         Section 4.5.    Litigation..........................................37
         Section 4.6.    Availability of Funds...............................37
         Section 4.7.    Brokers.............................................38

ARTICLE V COVENANTS OF THE SELLER............................................38

         Section 5.1.    Action by the Seller................................38
         Section 5.2.    Conduct of the Business.............................38
         Section 5.3.    Access..............................................39
         Section 5.4.    Publicity...........................................39
         Section 5.5.    Notice of Certain Events............................39
         Section 5.6.    Exclusivity.........................................39
         Section 5.7     Use of Proceeds ....................................40

ARTICLE VI COVENANTS OF THE BUYER ...........................................40

         Section 6.1.    Action by the Buyer.................................40
         Section 6.2.    Publicity ..........................................40
         Section 6.3.    Confidentiality ....................................40
         Section 6.4.    Financing ..........................................41
         Section 6.5.    Notice of Certain Events ...........................41

ARTICLE VII ADDITIONAL COVENANTS.............................................41

         Section 7.1.    Further Assurances .................................41
         Section 7.2.    Permits ............................................41
         Section 7.3.    Books and Records ..................................42
         Section 7.4.    Insurance ..........................................42
         Section 7.5.    Payments from Third Parties.........................42
         Section 7.6.    Substitution Labor Activities.......................42
         Section 7.7.    Notification of Customers...........................42
         Section 7.8.    Assignment of Iberdrola Agreement ..................43
         Section 7.9.    Water Connection....................................43
         Section 7.10.   Cooperation in Tax Matters..........................44

ARTICLE VIII CONDITIONS TO THE BUYER'S OBLIGATIONS ..........................45

         Section 8.1.    Representations and Warranties; Performance.........45
         Section 8.2.    Consents ...........................................45
         Section 8.3.    Seller's Closing Certificates ......................45
         Section 8.4.    Antitrust ..........................................45
         Section 8.5.    Absence of Certain Proceedings .....................45
         Section 8.6.    Financing ..........................................45
         Section 8.7.    Opinion of Counsel .................................45
         Section 8.8.    Transition Services Agreement ......................46
         Section 8.9.    Monterrey Facility Lease............................46
         Section 8.10.   Financial Certificate ..............................46
         Section 8.11.   Noncompete and Nonsolicitalion Agreement ...........46
         Section 8.12.   Sales Invoice ......................................46
         Section 8.13.   Mexican Peso Devaluation ...........................46
         Section 8.14.   Solvency Certificate ...............................47
         Section 8.15.   Hartmann 420 Lease..................................47

ARTICLE IX CONDITIONS TO THE SELLER'S OBLIGATIONS ...........................47

         Section 9.1.    Representations and Warranties; Performance ........47
         Section 9.2.    Consents ...........................................47
         Section 9.3.    Absence of Certain Proceedings .....................47
         Section 9.4.    Buyer's Closing Certificate ........................47
         Section 9.5.    Antitrust ..........................................48
         Section 9.6.    Releases ...........................................48
         Section 9.7.    Intentionally Omitted ..............................48
         Section 9.8.    Opinion of Counsel .................................48
         Section 9.9.    Mexican Peso Valuation .............................48

 ARTICLE X EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS ....................48

         Section 10.1.   Transferred Employees ..............................48
         Section 10.2.   Collective Bargaining Agreements....................48
         Section 10.3.   Employee Benefit Plans..............................49
         Section 10.4.   Former Employees ...................................50
         Section 10.5.   Seller's Obligation to Transferred Employees .......50
         Section 10.6.   Seller's Retained Obligations ......................50

 ARTICLE XI TERMINATION .....................................................51

         Section 11.l.   Termination and Abandonment ........................51
         Section 11.2.   Effect of Termination ..............................51

ARTICLE XII SURVIVAL AND INDEMNIFICATION ....................................51

         Section 12.1.   Survival ...........................................51
         Section 12.2.   Indemnification by the Seller and Durango ..........52
         Section 12.3.   Indemnification by the Buyer .......................53
         Section 12.4.   Procedure for Indemnification ......................53
         Section 12.5.   Payment ............................................54
         Section 12.6.   Adjustment Amounts..................................55
         Section 12.7.   Limitations on Indemnification .....................55
         Section 12.8.   Exclusivity.........................................56
         Section 12.9.   Tax Treatment.......................................56

ARTICLE XIII MISCELLANEOUS...................................................56

         Section 13.1.   Fees and Expenses...................................56
         Section 13.2.   Amendments..........................................56
         Section 13.3    Entire Agreement....................................56
         Section 13.4    Assignment, Binding Effect; Benefit.................57
         Section 13.5.   Headings ...........................................57
         Section 13.6.   Notices.............................................57
         Section 13.7.   Governing Law; Arbitration .........................59
         Section 13.8.   Currency ...........................................60
         Section 13.9.   Counterparts........................................61
         Section 13.10.  Schedules ..........................................61
         Section 13.11.  Severability........................................61

                                    SCHEDULES

Schedule 2.1 (a)(i)            Tangible Personal Property
Schedule 2.1 (a)(iv)           Business Intellectual Property
Schedule 2.1 (a)(vi)           Assigned Permits
Schedule 2.1 (a)(vii)          Assigned Contracts
Schedule 2.1 (a)(vii)(A)       Real Property Leases
Schedule 2.1 (a)(vii)(B)       Personal Property Leases
Schedule 2.1 (b)(i)            Owned Real Property
Schedule 2.4                   Calculation of Estimated Seller Straddle Taxes
                                 and Estimated Buyer Straddle Taxes
Schedule 2.8                   Closing Statement
Schedule 2.11                  Purchase Price Allocation
Schedule 3.4                   Seller's Consents
Schedule 3.5                   No Violations
Schedule 3.6                   Financial Statements
Schedule 3.7(b)(ii)            Material Contracts Other Than Ordinary Course
Schedule 3.7(b)(iv)            Capital Expenditures Other Than Ordinary Course
Schedule 3.7(b)(v)             Purchases Other Than Ordinary Course
Schedule 3.7(b)(vi)            Transfers of Property Other Than Ordinary Course
Schedule 3.7(b)(vii)(A)        Increases in Wages
Schedule 3.7(b)(vii)(B)        Required and Ordinary Course Increases in Wages
Schedule 3.7(b)(ix)            Changes to Material Contracts
Schedule 3.9                   Title to and Sufficiency and Condition of Asstes
Schedule 3.10                  Permits
Schedule 3.11(a)               Owned Real Property
Schedule 3.1l(b)               Owned Real Property (Agreements, etc.)
Schedule 3.1l(c)               Real Property Leases (Exceptions)
Schedule 3.12                  Compliance with Laws
Schedule 3.13(a)               Material Contracts
Schedule 3.13(b)               Material Contracts (Enforceability)
Schedule 3.13(c)               Assigned Contracts (Breach/Default)
Schedule 3.14(a)               Business Intellectual Property
Schedule 3.14(b)               Business Intellectual Property (Exceptions)
Schedule 3.15                  Litigation
Schedule 3.16(a)               Employee Benefit Plans
Schedule 3.16(e)               Former Employees and Pension Obligations
Schedule 3.17(a)               Tax Matters
Schedule 3.17(d)               Straddle Taxes
Schedule 3.17(e)               Transfer Taxes
Schedule 3.18                  Environmental Matters
Schedule 3.19(a)               Labor Matters
Schedule 3.19(b)               Active and Inactive Employees
Schedule 3.20                  Receivables
Schedule 3.21                  Inventory
Schedule 3.22                  Prepaid Expenses
Schedule 3.23                  Accounts Payable
Schedule 3.24(a)               Certain Related Party Interests
Schedule 3.24(b)               Interdivision and Intercompany Transactions
Schedule 4.3                   Buyer's Consents
Schedule 5.2                   Conduct of Business
Schedule 7.2                   Permit Consents
Schedule 9.5                   Releases
Schedule 10.4                  Former Employee Benefits

                                EXHIBITS

Exhibit A             Procedures for Calculation of EBITDA
Exhibit B             Form of Review Letter of PWC
Exhibit C             Review Letter of PWC
Exhibit D             Form of Opinion of White & Case, S.C.
Exhibit E             Form of Opinion of Gabriel Villegas
Exhibit F             Form of Opinion of White & Case LLP
Exhibit G             Form of Transition Services Agreement
Exhibit H             Form of Monterrey Facility Lease
Exhibit I             Form of Noncompete and Nonsolicitation Agreement
Exhibit J             Form of Seller's Notice Regarding Repricing
Exhibit K             Form of Solvency Letter
Exhibit L             Intentionally Omitted
Exhibit M             Form of Opinion of Ritch, Heathery Mueller
Exhibit N             Form of Opinion of Cleary, Gottlieb, Steen & Hamilton
Exhibit 0             Form of Buyer's Notice Regarding Repricing
Exhibit P-1           Form of Notice to SINTIPEC regarding the Titan
                        Guadalajara Mill
Exhibit P-2           Form of Notice to SINTIPEC regarding the Titan
                        Hermosillo Mill
Exhibit P-3           Form of Notice to SINTIPEC regarding the Titan
                           Apodaca Mill and the Titan
                      Monterrey Mill
Exhibit P-4           Form of Notice to Transferred Employees
Exhibit Q-1           Form of Assignment Notice (English version)
Exhibit Q-2           Form of Assignment Notice (Spanish version)
Exhibit Q-3           Form of Confirmation Notice (English version)
Exhibit Q-4           Form of Confirmation Notice (Spanish version)
Exhibit Q-5           Alternative Form of Confirmation Notice (Spanish version)
Exhibit Q-6           Alternative Form of Confirmation Notice (Spanish version)

                            ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement, dated as of February 3, 2003 (this "Agreement"), by and among Empaques de Carton Titan, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States (the "Seller"), Corporacion Durango, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Durango"), and Empaques Moldeados de America Tecnologias, S.R.L. de C.V., a sociedad de responsibilidad limitada de capital variable organized under the laws of the United Mexican States (the "Buyer"). The Buyer, the Seller and Durango are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Seller operates four facilities known as the Titan Apodaca Mill, the Titan Guadalajara Mill, the Titan Hermosillo Mill and the Titan Monterrey Mill (the "Facilities") which produce molded pulp egg cartons and egg trays (the "Business"); and

          WHEREAS, Durango owns capital stock of the Seller representing 99.99% of the shares of outstanding capital stock of the Seller;

          WHEREAS, it is a condition to the Buyer's execution and delivery of this Agreement that Durango agree to the indemnification obligations of Durango set forth in Article XII;

          WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the assets required to operate the Business at the Facilities;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Acquired Assets" shall have the meaning set forth in Section 2.1(b).

          "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

          "Active Employee" shall mean any Business Employee (a) whose principal place of employment is at any of the Facilities (or is otherwise principally engaged in the operation of the Business on the date hereof) and (b) who is actively at work on the Closing Date; provided further that any Business Employee whose principal place of employment is at any of the Facilities (or is otherwise principally engaged in the operation of the Business on the date hereof) who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than a long-term disability, jury duty or death leave) in accordance with applicable policies of the Seller shall be deemed an Active Employee.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall have the meaning set forth in the Preamble.

          "Assessed Acquired Assets" shall have the meaning set forth in Section 2.1(a).

          "Assessed Acquired Asset Purchase Price" shall mean (i) the Initial Amount, plus (ii) the U.S. Dollar Equivalent as of the date preceding the Closing Date of the Closing Accounts Payable set forth in the Financial Certificate, less (iii) the Exempt Acquired Asset Purchase Price.

          "Assigned Contracts" shall have the meaning set forth in Section 2.1(a)(vii).

          "Assigned Permits" shall have the meaning set forth in Section 2.1(a)(vi).

          "Assumed Liabilities" shall have the meaning set forth in Section 2.2.

          "Average Exchange Rate" shall mean, as of any date, the average of the exchange rates published by the Banco de Mexico in the Diario Oficial de la Federacion for the close of business on any consecutive five days on which such exchange rates are published ending on such date.

          "Banorte VAT Loan Amount" shall mean an amount equal to the lesser of
(a) US$3,100,000, and (b) an amount equal to 0.42 multiplied by the VAT Assessment.

          "Books and Records" shall have the meaning set forth in Section 2.1(a)(v).

          "Business" shall have the meaning set forth in the Recitals.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Mexico City, D.F.

          "Business Employees" shall mean all current employees (including those on layoff with recall rights, disability or leave of absence, whether paid or unpaid), former employees and retired employees of the Seller who are or, when employed by the Seller, were engaged primarily in the activities of the Business.

          "Business Intellectual Property" shall mean all Intellectual Property owned, used or held for use by the Seller or any of its Affiliates in connection with the conduct of the Business, other than items of Intellectual Property which incorporate the words "Durango" or "Titan", the Titan logo, or any derivatives thereof or anything confusingly similar thereto in whole or in part.

          "Buyer" shall have the meaning set forth in the Preamble.

          "Buyer Indemnitees" shall have the meaning set forth in Section
12.2(a).

          "Buyer Material Adverse Effect " shall mean a material adverse effect on (a) the business, operations, results of operations or condition (financial or otherwise) of the Buyer or (b) the ability of the Buyer to perform its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

          "Buyer Peso Threshold" shall have the meaning set forth in Section 8.13(c).

          "Buyer's Closing Certificate" shall have the meaning set forth in
Section 9.4.

          "Claimant" shall have the meaning set forth in Section 13.7(b)(ii).

          "Closing" shall have the meaning set forth in Section 2.5.

          "Closing Accounts Payable" shall have the meaning set forth in the definition of Closing Current Liabilities.

          "Closing Accounts Receivable" shall have the meaning set forth in the definition of Closing Current Assets.

          "Closing Current Assets" shall mean the U.S. Dollar Equivalent at the Closing Date of the sum of (A) trade accounts receivable as evidenced by copies of invoices delivered to the Buyer at the Closing (the "Closing Accounts Receivable"), net of allowances for doubtful accounts, discounts and claims, (B) inventory, net of reserves; provided that the amount of inventory included in Closing Current Assets shall not exceed 23,284,800 Mexican Pesos, and (C) prepaid expenses, in each case, (i) to the extent included in the Acquired Assets, (ii) as at 12:01 a.m. (Monterrey, Mexico time) on the Closing Date, and
(iii) without giving effect to any assets acquired or disposed of by Buyer or its Affiliates on or after the Closing other than in the Ordinary Course (it being understood and agreed that Closing Current Assets shall not include any cash or cash equivalents), all as determined in conformity with Mexican GAAP; provided that Closing Current Assets shall not include any intercompany receivables or current Tax assets.

          "Closing Current Liabilities " shall mean the U.S. Dollar Equivalent at the Closing Date of the sum of (A) suppliers and accounts payable (the "Closing Accounts Payable") and (B) accrued expenses, in each case, (i) to the extent included in the Assumed Liabilities, (ii) as at 12:01 a.m. (Monterrey, Mexico time) on the Closing Date, and (iii) without giving effect to any liabilities paid or incurred by the Buyer or its Affiliates on or after the Closing other than in the Ordinary Course, all as determined in conformity with Mexican GAAP; provided that Closing Current Liabilities shall not include any intercompany payables or current Tax liabilities.

          "Closing Date" shall have the meaning set forth in Section 2.5.

          "Closing Statement" shall have the meaning set forth in Section
2.8(a).

          "Commitment Letter" shall have the meaning set forth in Section 4.6.

          "Consents" shall mean any consent, approval, authorization or other order of, or action or exemption by, or filing with or notification of, any Governmental Authority or third party.

          "Contract" shall mean any agreement, contract, instrument, license, lease, sublease, or binding understanding, arrangement or commitment.

          "CVC" shall mean Court Square Capital, Ltd.

          "Dispute Period" shall mean the period ending 15 calendar days following receipt by an Indemnitor of Notice.

          "Durango" shall have the meaning set forth in the Preamble.

          "EBITDA" shall mean the U.S. Dollar Equivalent of the amount of earning before interest, taxes, depreciation and amortization of the Business for the calendar year ended December 31, 2002 as calculated pursuant to Exhibit A.

          "EBITDA Adjustment" shall mean an amount due from the Seller to the Buyer, if any, determined in accordance with Section 2.9(d).

          "EBITDA Certificate" shall have the meaning set forth in Section
2.9(a).

          "Employee Benefit Plan" shall mean any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates for the benefit of any Business Employee or director of, or consultant retained by, the Seller in connection with the Business with respect to which any liability exists on the date of this Agreement or may exist at any time subsequent thereto.

          "Encumbrance" shall mean any lien, security interest, mortgage, covenant, pledge, adverse claim, title defect, assessment, lease, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the preceding.

          "Environmental Laws" shall mean all applicable environmental and health and safety Laws, including without limitation the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecologico y la Proteccion al Ambiente) and its Regulations, the National Waters Law (Ley de Aguas Nacionales) and its Regulations, the General Health Law (Ley General de Salud) (to the extent relating to Environmental Matters) and the General Regulations of Health and Safety in the Workplace (to the extent relating to Environmental Matters), and all Official Mexican Standards (Normas Oficiales Mexicanas) that establish limits for air emissions or wastewater discharges, requirements in the manufacture, use, handling, transportation, treatment, storage or disposal of hazardous toxic or deleterious materials or waste, and occupational health and safety requirements.

          "Environmental Matters" shall mean any matter arising out of or relating to pollution or protection of the environment, human health or safety of employees.

          "Environmental Permits" shall mean all governmental permits, licenses, authorizations and variances required pursuant to applicable Environmental Laws currently in effect for the operation of the Business at the Facilities.

          "Estimated Buyer Straddle Taxes" shall mean the U.S. Dollar amount of estimated Straddle Taxes allocable to the Buyer as calculated pursuant to
Schedule 2.4 on the third Business Day prior to the Closing Date.

          "Estimated Seller Straddle Taxes" shall mean the U.S. Dollar amount of estimated Straddle Taxes allocable to the Seller as calculated pursuant to
Schedule 2.4 on the third Business Day prior to the Closing Date.

          "Exempt Acquired Assets" shall have the meaning set forth in Section 2.1(b).

          "Exempt Acquired Asset Purchase Price" shall mean the sum of (i) the U.S. Dollar Equivalent as of the date preceding the Closing Date of the Closing Accounts Receivable set forth in the Financial Certificate, and (ii) the U.S. Dollar Equivalent as of the date preceding the Closing Date of 36,960,548 Mexican Pesos, in respect of the Owned Real Property set forth on Schedule 2.1(b)(i).

          "Existing CBAs" shall have the meaning set forth in Section 10.2.

          "Existing Water Cost " shall have the meaning set forth in Section 7.9(b).

          "Facilities" shall have the meaning set forth in the Recitals.

          "FENASA" shall mean Federacion Nacional de Asociaciones Sindicales Autonomas.

          "Final Amount" shall mean the amount, if any, by which the Closing Current Assets exceeds the Closing Current Liabilities, as set forth on the Final Statement.

          "Final EBITDA" shall mean the EBITDA set forth in the Final EBITDA Certificate.

          "Final EBITDA Certificate" shall have the meaning set forth in Section 2.9(c).

          "Final Statement" shall have the meaning set forth in Section 2.8(c).

          "Final 2002 Income Statement " shall have the meaning set forth in
Section 2.9(c).

          "Financial Certificate" shall have the meaning set forth in Section 8.10.

          "Financing" shall have the meaning set forth in Section 4.6.

          "First Water Alternative" shall have the meaning set forth in Section 7.9(a).

          "Former Employee" shall mean any Business Employee not employed by the Seller or any of its Affiliates immediately prior to the Closing, provided that no Inactive Employee shall be considered a Former Employee.

          "Governmental Authority" shall mean any governmental, quasi-governmental, public or self-regulatory body or authority.

          "Governmental Order" shall mean any order, judgment, injunction, decree or stipulation entered by or with a Governmental Authority.

          "Guadalajara CBAs" shall mean (i) the Union Agreement dated August 11, 2001, as amended August 30, 2002, between Empaques de Carton Titan, S.A. de C.V. and Sindicato Industrial de Trabajadores de las Industrias del Papel, Empaques y Carton Secc, Guadalajara (FENASA), (ii) the Collective Bargaining Agreement dated August 11, 2001, as amended on August 30, 2002, among Empaques de Carton Titan, S.A. de C.V., Sindicato de Trabajadores de Empaques de Carton Titan Sucursal Guadalajara and Federacion Nacional de Asociaciones Sindicales Autonomas (FENASA), (iii) the Labor Agreement Relating to Pavigi Housing Fund System, dated March 22, 1972, between Sindicato de Trabajadores de Empaques de Carton Titan Sucursal Guadalajara and Empaques de Carton Titan, S.A., (iv) the IMSS Contribution Modification Agreement, dated January 30, 1976, between Sindicato Trabajadores de Empaques de Carton Titan Sucursal Guadalajara and Empaques de Carton Titan, S.A., and (v) the Savings Plan Labor Agreement dated August 1, 1994 between Union and Empaques de Carton Titan, S.A Planta Guadalajara.

          "Guarantee" shall have the meaning set forth in Section 9.7

          "Holdback Amount" shall mean, as of any date, the Initial Holdback Amount plus all amounts by which the Holdback Amount is increased prior to such date pursuant to Section 2.10(c)(i)(B) less all Holdback Payments made prior to such date pursuant to Section 2.10 less all amounts retained by the Buyer in satisfaction of the Purchase Price Adjustment, Outstanding Claims or Pending Indemnification Obligations pursuant to Section 2.10.

          "Holdback Payment" shall mean any payment to the Seller of a portion of the Holdback Amount pursuant to Section 2.10.

          "Iberdrola Agreement" shall mean the Installation, Capacity Commitment and Electric Energy Provision Agreement dated July 31, 2001 among Iberdrola Energia Monterrey, S.A. de C.V., Cerveceria Cuauhtemoc Moctezuma, S.A. de C.V., Grafo Regia, S.A. de C.V., Fabricas Monterrey, S.A. de C.V., Sistema Ambiental Industrial, S.A. de C.V. and the Seller.

          "Inactive Employee" shall mean any Business Employee whose principal place of employment is at any of the Facilities (or is otherwise principally engaged in the operation of the Business on the date hereof) who is not actively at work on the Closing Date due to leave of absence, disability leave, military leave or layoff with recall rights.

          "Income Tax" shall mean any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.

          "Indebtedness" of any Person shall mean at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable or accruals arising in the Ordinary Course, (d) all obligations of such Person as lessee that are capitalized in accordance with applicable generally accepted accounting principles, (e) all Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (f) all obligations of such Person in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.

          "Indemnified Environmental Losses" shall have the meaning set forth in
Section 12.2(b).

          "Indemnitee" shall have the meaning set forth in the definition of "Losses".

          "Indemnitor" shall have the meaning set forth in the definition of "Losses".

          "Indemnity Holdback Amount" shall mean US$1,000,000.

          "Independent Accounting Firm " shall have the meaning set forth in
Section 2.8(b)(ii).

          "Initial Amount" shall mean US$54,000,000, as such amount may be reduced pursuant to a notice in the form of Exhibit J delivered by the Seller in accordance with Section 8.13(c) or increased pursuant to a notice in the form of Exhibit O delivered by the Buyer in accordance with Section 9.9.

          "Initial Holdback Amount" shall mean an amount equal to the VAT Assessment less the Banorte VAT Loan Amount.

          "Intellectual Property" shall mean, collectively: (i) trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, and the goodwill associated with the foregoing;
(ii) patents, inventors' certificates and invention disclosures; (iii) trade secrets, know-how and confidential information; (iv) copyrights; and (v) any similar intellectual property or proprietary rights; in each case, including all registrations, applications for registration, applications, renewals, extensions, re-examinations and reissues, of or for any of the foregoing and in any jurisdiction.

          "Interest Rate" shall mean 2.0% per annum calculated on the basis of a 360 day year composed of 12 30-day months.

          "Inventory" shall have the meaning set forth in Section 2.1(a)(ii).

          "Knowledge" shall mean, with respect to any Person, the knowledge, assuming reasonable investigation, of any executive officer or director of such Person.

          "KPMG" shall mean KPMG LLP.

          "Law" shall mean any federal, state local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

          "Leased Personal Property " shall mean any item of Tangible Personal Property leased by the Seller or any of its Affiliates pursuant to a Personal Property Lease.

          "Leased Real Property" shall have the meaning set forth in Section 3.11(c).

          "Lender" shall have the meaning set forth in Section 4.6.

          "Loss" or "Losses" shall mean all claims, losses, liabilities, obligations, payments, actual damages, judgments, fines, penalties, Taxes, amounts paid in settlement, and any related reasonable costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, remediation and mitigation, actions, suits, proceedings, demands, assessments and reasonable fees and disbursements of counsel, environmental consultants and other experts) incurred by the Person seeking indemnification (the "Indemnitee") (whether relating to claims asserted by or against third parties or to claims asserted against the Person providing indemnification (the "Indemnitor"), including, without limitation, in connection with the enforcement of the Indemnitee's right of indemnification).

          "Material Contracts" shall have the meaning set forth in Section 3.13(a).

          "Mexican GAAP" shall mean Mexican generally accepted accounting principles.

          "Mexican Peso" shall mean the lawful currency of the United Mexican States.

          "Monterrey CBAs" shall mean (i) the Union Agreement dated August 1, 2001, as amended August 1, 2002, among Empaques de Carton Titan, S.A. de C.V. and Sindicato Industrial de Trabajadores de las Industrias del Papel, Empaques y Carton Secc, Monterrey (FENASA), (ii) the Collective Bargaining Agreement dated August 1, 2001, as amended on August 26, 2002, among Empaques de Carton Titan, S.A. de C.V. and Sindicato Industrial de Trabajadores de Empaques de Carton Titan and Federacion Nacional de Asociaciones Sindicales Autonomas (FENASA),
(iii) the Warehouse Collective Bargaining Agreement dated January 15, 2001, as amended January 15, 2002, between Sindicato Adolfo Lopez Mateos de Trabajadores y Empleados del Comercio and Empaques de Carton Titan, S.A. de C.V., (iv) the Private Agreement of Economic Benefits Administration, dated June 22, 2001, between Sindicato Industrial de Trabajadores de las Industrias del Papel, Empaque y Carton and Empaques de Carton Titan, S.A. de C.V., (v) the Labor Agreement Relating to Pavigi Housing Fund System, dated March 1, 1972, between Union de Trabajadores Cuauhtemoc y Famosa and Empaques de Carton Titan, S.A.,
(vi) the IMSS Contribution Modification Agreement, dated January 19, 1976, between Sindicato Industrial de Trabajadores de Empaques de Carton Titan and Empaques de Carton Titan, S.A., and (vii) the Savings Plan Labor Agreement dated August 1, 1994 between Union and Empaques de Carton Titan, S.A Planta Monterrey.

          "Monterrey Facility Lease" shall have the meaning set forth in Section 8.9.

          "New Water Cost" shall have the meaning set forth in Section 7.9(b).

          "Noncompete and Nonsolicitation Agreement" shall have the meaning set forth in Section 8.11.

          "Notice" shall have the meaning set forth in Section 12.4(a).

          "Officer" shall mean each Senior or Executive Vice President or President or director of the Seller or any of its Affiliates.

          "Ordinary Course" shall mean the ordinary course of the Business consistent with the past practice of the Business.

          "Outstanding Claim" shall mean, as of any date, any claim for indemnification by a Buyer Indemnitee set forth in a Notice delivered prior to such date that has not been finally determined to result in an obligation of the Seller to pay such Buyer Indemnitee pursuant to the Seller's indemnification obligations set forth in Article XII (it being understood that each claim for indemnification under Sections 12.2(a)(i), 12.2(a)(ii)(A) or 12.2(b) shall be deemed to be an Outstanding Claim, irrespective of whether the aggregate amount of claims under Sections 12.2(a)(i), 12.2(a)(ii)(A) and 12.2(b) exceed the basket of US$500,000 specified by Section 12.7(b)(ii)).

          "Owned Real Property" shall have the meaning set forth in Section 3.11(a).

          "Parties" shall have the meaning set forth in the Preamble.

          "Pending Indemnification Obligations" shall mean, as of any date, the aggregate amount of all claims for indemnification by Buyer Indemnitees set forth in Notices delivered prior to such date that have been finally determined to result in an obligation of the Seller to pay such Buyer Indemnitee pursuant to the Seller's indemnification obligations set forth in Article XII that have not been paid on or prior to such date.

          "Pension Obligations" shall have the meaning set forth in Section 3.16(e).

          "Permit" shall mean any permit, license or authorization issued, granted or given or otherwise made available by or under the authority of any Governmental Authority.

          "Permitted Encumbrances" shall mean (a) Encumbrances set forth on
Schedule 3.9, (b) liens of Taxes not yet due and payable (c) any statutory Encumbrance arising in the Ordinary Course by operation of law with respect to a liability that is not yet due or delinquent, and (d) any minor imperfection of title or similar Encumbrance which, in the case of each of clause (a), (b), (c) and (d), individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect.

          "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity.

          "Personal Property Lease" shall mean any lease of Tangible Personal Property to which the Seller or any of its Affiliates is a party.

          "Plan" shall mean any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control retention, fringe benefit or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral.

          "Purchase Price" shall have the meaning set forth in Section 2.4.

          "Purchase Price Adjustment" shall mean:

          (a) In the event that the Working Capital Adjustment is due from the Seller to the Buyer:

               (i) in the event that an EBITDA Adjustment is due from the Seller to the Buyer, an amount due from the Seller to the Buyer equal to the sum of the amount of the Working Capital Adjustment plus the amount of the EBITDA Adjustment; and

               (ii) In the event that no EBITDA Adjustment is due from the Seller to the Buyer, an amount due from the Seller to the Buyer equal to the amount of the Working Capital Adjustment;

          (b) In the event that the Working Capital Adjustment is due from the Buyer to the Seller:

               (i) In the event that an EBITDA Adjustment is due from the Seller to the Buyer:

                    (A) In the event that the amount of the Working Capital
               Adjustment is greater than the amount of the EBITDA Adjustment, an amount due from the Buyer to the Seller equal to the amount of the Working Capital Adjustment less the amount of the EBITDA Adjustment;

                    (B) In the event that the amount of the Working Capital
               Adjustment is equal to the amount of the EBITDA Adjustment, US$0; and

                    (C) In the event that the amount of the Working Capital
               Adjustment is less than the amount of the EBITDA Adjustment, an amount due from the Seller to the Buyer equal to the amount of the EBITDA Adjustment less the amount of the Working Capital Adjustment; and

               (ii) In the event that no EBITDA Adjustment is due from the Seller to the Buyer, an amount due from the Buyer to the Seller equal to the Working Capital Adjustment.

          "Purchase Price Adjustment Date" shall mean the later of the final determination of the Working Capital Adjustment and the final determination of the EBITDA Adjustment.

          "Purchase Price Adjustment Holdback Amount" shall mean US$2,000,000.

          "Purchase Price Allocation " shall have the meaning set forth in
Section 2.11.

          "PWC" shall mean PricewaterhouseCoopers, S.C.

          "Real Property" shall mean all real property, improvements thereon and rights in respect thereof comprising the Facilities, or otherwise primarily or exclusively used in connection with or necessary for the operation of the Business.

          "Real Property Leases" shall have the meaning set forth in Section 3.11(c).

          "Recipients" shall have the meaning set forth in Section 6.3.

          "Reference Balance Sheet" shall have the meaning set forth in Section 3.6(a).

          "Reference Exchange Rate" shall mean 10.9057 Mexican Pesos per one U.S. Dollar.

          "Reference Financial Statements" shall have the meaning set forth in
Section 3.6(a).

          "Remaining Holdback" shall have the meaning set forth in Section 2.10(e).

          "Remaining VAT Holdback Amount" shall mean, as of any date, (i) if (A) the aggregate amount of all VAT Refunds received by the Buyer prior to such date is less than (B) the VAT Holdback Amount, an amount equal to the VAT Holdback Amount less the aggregate amount of any VAT Refunds received by the Buyer on or prior to such date, and (ii) if (A) the aggregate amount of all VAT Refunds received by the Buyer on or prior to such date is equal to or greater than (B) the VAT Holdback Amount, an amount equal to US$0.

          "Remaining VAT Refund Amount" shall mean, as of any date, (i) if the aggregate amount of all VAT Refunds received by the Buyer on or prior to such date is less than the Initial Holdback Amount less the Indemnity Holdback Amount, the Initial Holdback Amount less the sum of the Indemnity Holdback Amount and the aggregate amount of all VAT Refunds received by the Buyer on or prior to such date, and (ii) if the aggregate amount of all VAT Refunds received by the Buyer on or prior to such date is equal to or greater than the Initial Holdback Amount less the Indemnity Holdback Amount, US$0.

          "Request" shall have the meaning set forth in Section 13.7(b)(ii).

          "Respondent" shall have the meaning set forth in Section 13.7(b)(ii).

          "Satisfactory Completion" shall have the meaning set forth in Section 7.9(a).

          "Seller" shall have the meaning set forth in the Preamble.

          "Seller Indemnitees" shall have the meaning set forth in Section 12.3.

          "Seller Peso Threshold" shall have the meaning set forth in Section
9.9.

          "Seller's Closing Certificate" shall have the meaning set forth in
Section 8.3.

          "Seller Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, results of operations or condition (financial or otherwise) of the Business, (b) the Acquired Assets or the Assumed Liabilities, or (c) the ability of the Seller to perform its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

          "SINTIPEC" shall mean the Sindicato Industrial Nacional de Trabajadores de las Industrias del Papel, Empaque y Carton.

          "Straddle Taxes" shall mean Taxes that are imposed on a periodic basis with respect to the Business and the Acquired Assets and are payable for any taxable period that begins before but ends after the Closing Date, other than Taxes based on (or measured by) net assets or income or similar Taxes (including Taxes imposed in lieu of such Taxes).

          "Subsidiary" shall mean any Person, with respect to which a specified Person owns 50% or more of the capital stock or other equity interests of such Person, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person, directly or through one or more Subsidiaries.

          "Tangible Personal Property" shall mean all machinery, equipment, vehicles, office furniture, tools, fixtures and other tangible property, other than Inventory, located at the Facilities or otherwise primarily or exclusively used in connection with or necessary for the operation of the Business.

          "Tax" or "Taxes" shall mean any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings or other governmental charges of any nature whatsoever imposed by any taxing authority of any country or political subdivision of any country, including any interest, penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

          "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

          "Third-Party Claim" shall have the meaning set forth in Section
12.4(a).

          "Transaction Documents" shall mean this Agreement, the Transition Services Agreement, the Monterrey Facility Lease, the Financial Certificate, the Seller's Closing Certificate, the Noncompete and Nonsolicitation Agreement, the Seller's Notice Regarding Repricing, the Buyer's Notice Regarding Repricing, and the Buyer's Closing Certificate.

          "Transfer Tax" shall mean all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties, interest and additions to tax attributable thereto and costs and expenses relating to such Taxes) payable in connection with the transactions contemplated by this Agreement.

          "Transferred Employees" shall have the meaning set forth in Section 10.1.

          "Transition Services Agreement" shall have the meaning set forth in
Section 8.8.

          "2002 Income Statement" shall have the meaning set forth in Section 2.9(a).

          "U.S. Dollar" and "US$" shall mean the lawful currency of the United States of America.

          "U.S. Dollar Equivalent" shall mean, with respect to any amount of Mexican Pesos as of any date, the amount of U.S. Dollars such amount of Mexican Pesos would purchase based on the exchange rate by the Banco de Mexico published in the Diario Oficial de la Federacion for the close of business on such date, provided that for purposes of determining EBITDA, "U.S. Dollar Equivalent" shall mean the amount of U.S. Dollars such amount of Mexican Pesos would purchase based on an exchange rate of 9.682 Mexican Pesos per U.S. Dollar.

          "VAT" shall mean Impuesto al Valor Agregado.

          "VAT Assessment" shall mean an amount equal to 0.15 multiplied by the Assessed Acquired Asset Purchase Price.

          "VAT Holdback Amount" shall mean the Initial Holdback Amount less the sum of the Indemnity Holdback Amount and the Purchase Price Adjustment Holdback Amount.

          "VAT Refund" shall mean the U.S. Dollar Equivalent, as of the date of receipt by the Buyer, of any and all amounts received by the Buyer from the Servicio de Administracion Tributaria (whether in cash or as a credit against VAT payable by the Buyer) with respect to the VAT equivalent amount charged to the Buyer with respect to the sale of the Assessed Acquired Assets in excess of the amount necessary to pay the Banorte VAT Loan Amount to the Lender; provided that the aggregate amount of all VAT Refunds shall not exceed the Initial Holdback Amount.

          "VAT Refund Application" shall have the meaning set forth in Section 7.10(b).

          "VAT Refund Date" shall mean any date on which the Buyer receives a VAT Refund.

          "Water Connection" shall have the meaning set forth in Section 7.9(a).

          "Water Notice" shall have the meaning set forth in Section 7.9(a).

          "Working Capital Adjustment " shall mean an amount due from the Seller to the Buyer or from the Buyer to the Seller determined in accordance with
Section 2.8(d).

          "Working Capital Reference Amount" shall mean US$3,000,000; provided that if the Initial Amount is reduced pursuant to a notice in the form of Exhibit J delivered by the Seller in accordance with Section 8.13(c), the Working Capital Reference Amount shall mean US$3,000,000 multiplied by a fraction, the numerator of which shall be the Initial Amount and the denominator of which shall be US$54,000,000.

          Section 1.2. Certain Rules of Construction.

          (a) When used in this Agreement, the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Preamble, Recitals, Articles, Sections, Schedules or Exhibits shall refer respectively to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits of this Agreement, unless otherwise expressly provided.

          (b) When used herein, the terms "include," "includes," and "including" are not limiting.

          (c) Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term.

          (d) When a Party's consent is required hereunder, such Party's consent may be granted or withheld in such Party's sole discretion, unless otherwise specified.

                                   ARTICLE II
                                PURCHASE AND SALE

          Section 2.1. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, convey, transfer, assign and deliver to the Buyer, or cause to be sold, conveyed, transferred, assigned and delivered to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Seller's and its Affiliates' right, title and interest in, to and under all of the following assets and properties (each and all of such assets and properties being herein referred to as the "Assessed Acquired Assets"):

          (i) Tangible Personal Property set forth in Schedule 2.1(a)(i);

          (ii) all raw materials, inventories, including inventories of work in process, samples and finished goods, spare parts relating to Tangible Personal Property located at the Facilities or otherwise primarily or exclusively used in connection with or necessary for the operation of the Business (the "Inventory");

          (iii) all claims, deposits, prepayments, refunds, and rights of recovery, set off and recoupment with respect to the Business;

          (iv) all Business Intellectual Property set forth in Schedule 2.1(a)(iv);

          (v) all files, instruments, papers, books, records, technical manuals, and other documents of the Seller necessary to the conduct of the Business, including, without limitation, budgets, ledgers, journals, deeds, title policies, agreements, customer lots, computer files and programs, operating data and plans and environmental studies and plans, other than those documents which the Seller is required by Law to retain (copies of which will be provided to the Buyer) ("Books and Records");

          (vi) all Consents and Permits set forth in Schedule 2.1(a)(vi) (the "Assigned Permits");

          (vii) all Contracts set forth in Schedule 2.1(a)(vii) and all open purchase orders of the Seller for the purchase of raw materials or the sale of finished goods entered into in the Ordinary Course for the benefit of the Business (collectively, the "Assigned Contracts"), including all Real Property Leases set forth in Schedule 2.1(a)(vii)(A) and all Personal Property Leases set forth in Schedule 2.1(a)(vii)(B) ; and

          (viii) all improvements and construction attached to the Owned Real Property set forth in Schedule 2.1(b)(i).

          (b) Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, convey, transfer, assign and deliver to the Buyer, or cause to be sold, conveyed, transferred, assigned and delivered to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Seller's right, title and interest in, to and under all of the following assets and properties (each and all of such assets and properties being herein referred to as the "Exempt Acquired Assets" and, together with the Assessed Acquired Assets, the "Acquired Assets"):

          (i) all Owned Real Property set forth in Schedule 2.1(b)(i); and

          (ii) all accounts, notes and other receivables of the Business as evidenced by copies of invoices delivered to the Buyer at the Closing.

          Section 2.2. Assumed Liabilities. The Buyer shall assume on and as of the Closing Date, and shall thereafter pay, perform and discharge when due (or cause to be paid, performed and discharged when due), the following liabilities and obligations, (collectively, the "Assumed Liabilities"):

          (a) all liabilities and obligations of the Seller arising under any of the Assigned Contracts or Assigned Permits, other than liabilities or obligations arising out of any condition, event, action or failure to act occurring prior to the Closing;

          (b) all liabilities and obligations relating to Environmental Matters that arise out of the conduct of the Business or the use, operation or ownership of the Acquired Assets, other than any such liabilities or obligations arising out of any condition, event, action or failure to act occurring prior to Closing;

          (c) all trade accounts payable of the Seller arising solely from the operation of the Business in the Ordinary Course; and

          (d) all liabilities and obligations of the Seller relating to employment and employee benefit arrangements assumed by the Buyer under
     Article X hereof.

          Section 2.3. Excluded Liabilities. The Seller and its Affiliates shall retain all of their respective liabilities and obligations, other than the Assumed Liabilities.

          Section 2.4. Purchase Price. On the third Business Day prior to the Closing Date, the Seller shall deliver to the Buyer a written statement setting forth an estimate of the U.S. Dollar Equivalent, as of the fourth Business Day prior to the Closing Date, of the Closing Accounts Receivable and the Closing Accounts Payable as of such date. On the third Business Day prior to the Closing Date, the Seller and the Buyer shall jointly produce a statement setting forth the amount of the Estimated Buyer Straddle Taxes and the Estimated Seller Straddle Taxes, in each case calculated pursuant to Schedule 2.4. The aggregate purchase price for the Acquired Assets shall be equal to the Assessed Acquired Asset Purchase Price and the Exempt Acquired Asset Purchase Price (as adjusted pursuant to this Article II and Article XII, the "Purchase Price").

          Section 2.5. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of White & Case LLP, 200 South Biscayne Boulevard, Miami, Florida 33131, at 10:00 A.M. local time, on the fifth Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing itself), or at such other place, time and/or date as the Parties may mutually agree (the date of the Closing, the "Closing Date").

          Section 2.6. Closing Deliveries by the Seller. At the Closing, the Seller shall:

          (a) execute, acknowledge (if appropriate) and deliver to the Buyer (before a notary public, if appropriate) such instruments of sale, transfer, conveyance and assignment as the Buyer may reasonably request in form and substance reasonably satisfactory to the Buyer and the Seller; and

          (b) deliver to the Buyer the opinions, certificates and other documents required to be delivered pursuant to Article VIII.

          Section 2.7. Closing Deliveries by the Buyer. At the Closing, the Buyer shall:

          (a) deliver to the Seller an amount equal to (i) the Initial Amount, plus (ii) the VAT Assessment, in respect of the VAT equivalent amount charged to the Buyer with respect to the sale of the Assessed Acquired Assets, plus (iii) if the aggregate amount of Straddle Taxes actually paid by the Seller on or before the Closing Date exceeds the aggregate amount of the Estimated Seller Straddle Taxes, the U.S. Dollar Equivalent as of the third Business Day prior to the Closing Date of the amount of such excess, plus (iv)(A) in the event that neither the Buyer nor the Seller has delivered notices in the forms of Exhibit J or Exhibit O pursuant to Sections 8.13(c) or 9.9, respectively, one-half the U.S. Dollar Equivalent as of the third Business Day prior to the Closing Date of the aggregate amount of Transfer Taxes, (B) if the Seller delivers a notice to the Buyer in the form of Exhibit J pursuant to Section 8.13(c), the U.S. Dollar Equivalent as of the third Business Day prior to the Closing Date of the aggregate amount of Transfer Taxes, and (C) if the Buyer delivers a notice to the Seller in the form of Exhibit O pursuant to Section 9.9, US$0, less (v) the Initial Holdback Amount, less (vi) if the aggregate amount of the Estimated Seller Straddle Taxes exceeds the aggregate amount of Straddle Taxes actually paid by the Seller on or before the Closing Date, the amount of such excess. The net amount shall be paid by wire transfer of immediately available funds to an account specified in writing by the Seller to the Buyer not less than three Business Days prior to the Closing Date;

          (b) execute, acknowledge (if appropriate) and deliver to the Seller such instruments of assumption as the Seller may reasonably request in form and substance reasonably satisfactory to the Buyer and the Seller; and

          (c) deliver to the Seller the opinions, certificates and other documents required to be delivered pursuant to Article IX.

          Section 2.8. Working Capital Adjustment. Closing Statement. As promptly as practicable, but in any event within 45 calendar days following the Closing Date, the Seller shall deliver to the Buyer and KPMG an unaudited statement, substantially in the form of Schedule 2.8, setting forth the Closing Current Assets and the Closing Current Liabilities (the "Closing Statement"), together with a report from PWC in the form of Exhibit B. The Closing Statement shall be prepared in accordance with Mexican GAAP, using the same accounting methods, policies, practices and procedures, with consistent classification, judgments, and estimation methodology, as used in the preparation of the Reference Balance Sheet. There shall be attached to the Closing Statement an annex setting forth in reasonable detail the computation of the Working Capital Adjustment. The fees, costs and expenses of PWC shall be borne by the Seller.

          (b) Disputes. (i) Subject to clause (ii) of this Section 2.8(b), for purposes of the determination of the Working Capital Adjustment under this
Section 2.8, the Closing Statement delivered by the Seller to the Buyer and the computation of the Working Capital Adjustment annexed thereto shall be deemed to be and shall be final, binding and conclusive on the Parties, absent manifest error or fraud.

          (ii) The Buyer may dispute any amounts reflected on the Closing Statement, but only on the basis that the amounts reflected on the Closing Statement were not arrived at in accordance with this Agreement; provided, however, that the Buyer shall have notified the Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the Seller's delivery of the Closing Statement to the Buyer. The Seller shall cause PWC to make its work papers generated in connection with the preparation of the Closing Statement available to the Buyer and KPMG in connection with the Buyer's review of the Closing Statement. In the event of such a dispute, the Seller and the Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties for purposes of the determination of the Working Capital Adjustment under this Section 2.8 absent fraud. If the Seller and the Buyer are unable to reach a resolution with such effect within 15 calendar days after receipt by the Seller of the Buyer's written notice of dispute, the Seller and the Buyer shall submit the items remaining in dispute for resolution to the Mexican affiliate of either Deloitte & Touche or Ernst & Young, as selected jointly by the Seller or Buyer or in the absence of agreement on such selection within 30 calendar days after the receipt by the Seller of the Buyer's written notice of dispute, as selected by the American Arbitration Association (such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within 30 calendar days after the submission of such dispute to it, determine (based solely on presentations by the Seller and the Buyer and such additional information as the Independent Accounting Firm shall request and on its accounting and other relevant expertise) and report to the Buyer and the Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Buyer. The Buyer and the Seller each shall make available to the Independent Accounting Firm their respective work papers generated in connection with the preparation or review of the Closing Statement. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Seller and the Buyer.

          (c) The "Final Statement" shall be:

          (i) if the Buyer does not dispute the Closing Statement delivered by the Seller within 30 calendar days of the delivery thereof to the Buyer, the Closing Statement prepared by the Seller;

          (ii) if the Buyer and the Seller are able to resolve all disputes raised by the Buyer with respect to the Closing Statement delivered by the Seller, the Closing Statement as prepared by the Seller modified to reflect the resolution reached among the Parties; and

          (iii) if the Independent Accounting Firm is retained to resolve any disputes, the Closing Statement delivered by the Seller modified to reflect the resolution of any disputed items reached among the Parties and the determination of the Independent Accounting Firm with respect to all other disputed items.

          (d) Calculation of Working Capital Adjustment. In the event that the Final Amount exceeds the Working Capital Reference Amount, the Working Capital Adjustment will be an amount equal to such excess, which amount shall be due from the Buyer to the Seller. In the event that the Final Amount is less than the Working Capital Reference Amount, the Working Capital Adjustment will be an amount equal to the amount by which the Working Capital Reference Amount exceeds the Final Amount, which amount shall be due from the Seller to the Buyer, provided that if the Closing Current Liabilities exceed the sum of the Closing Current Assets, the Working Capital Adjustment will be an amount equal to the sum of (x) the amount by which the Closing Current Liabilities exceed the sum of the Closing Current Assets, and (y) the Working Capital Reference Amount, which amount shall be due from the Seller to the Buyer. All amounts due under this
Section 2.8(d) shall be paid pursuant to Section 2.10.

          Section 2.9. EBITDA Adjustment.

          (a) 2002 Income Statement and EBITDA Certificate. Concurrently with delivery of the Closing Statement, the Seller shall deliver to the Buyer an unaudited statement of revenues and expenses of the Business for the calendar year ended December 31, 2002 (the "2002 Income Statement"), together with a report from PWC in the form of Exhibit B, and (ii) a certificate setting forth the EBITDA for the year ended December 31, 2002, based on the amounts set forth in the 2002 Income Statement (the "EBITDA Certificate"). There shall be attached to the EBITDA Certificate an annex setting forth in reasonable detail the computation of the EBITDA for the year ended December 31, 2002 based upon the 2002 Income Statement. The 2002 Income Statement shall be prepared in accordance with Mexican GAAP (except for the application of Bulletin B-10 of the Mexican Institute of Public Accountants), using the same accounting methods, policies, practices and procedures, with consistent classification, judgments, and estimation methodology, as used in the preparation of the statement of revenues and expenses of the Business included in the Reference Financial Statements, except for changes in the allocation of corporate charges by Durango and the Seller. The fees, costs and expenses of PWC shall be borne by the Seller.

          (b) Disputes. (i) Subject to clause (ii) of this Section 2.9(b), for purposes of the determination of the EBITDA Adjustment under this Section 2.9, the 2002 Income Statement and the EBITDA Certificate delivered by the Seller to the Buyer shall be deemed to be and shall be final, binding and conclusive on the Parties, absent manifest error or fraud.

          (ii) The Buyer may dispute any amounts reflected on the 2002 Income Statement or the EBITDA Certificate, but only on the basis that the amounts reflected on the 2002 Income Statement were not arrived at in accordance with this Agreement; provided, however, that the Buyer shall have notified the Seller and PWC in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days of the Seller's delivery of the 2002 Income Statement to the Buyer. The Seller shall cause PWC to make its work papers generated in connection with the preparation of the 2002 Income Statement available to the Buyer and KPMG in connection with the Buyer's review of the 2002 Income Statement. In the event of such a dispute, the Seller and the Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties for purposes of the determination of the EBITDA Adjustment under this Section 2.9 absent fraud. If the Seller and the Buyer are unable to reach a resolution with such effect within 15 calendar days after receipt by the Seller and PWC of the Buyer's written notice of dispute, the Seller and the Buyer shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 calendar days after the submission of such dispute to it, determine (based solely on presentations by the Seller and the Buyer and such additional information as the Independent Accounting Firm shall request and on its accounting and other relevant expertise) and report to the Buyer and the Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Buyer. The Buyer and the Seller each shall make available to the Independent Accounting Firm their respective work papers generated in connection with the preparation or review of the 2002 Income Statement and the EBITDA Certificate.

The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Seller and the Buyer.

          (c) The "Final 2002 Income Statement" and the "Final EBITDA Certificate" shall be:

          (i) if the Buyer does not dispute either the 2002 Income Statement or the EBITDA Certificate delivered by the Seller within 30 calendar days of the delivery thereof to the Buyer, the 2002 Income Statement and the EBITDA Certificate delivered by the Seller;

          (ii) if the Buyer and the Seller are able to resolve all disputes raised by the Buyer with respect to the 2002 Income Statement and the EBITDA Certificate delivered by the Seller, the 2002 Income Statement and the EBITDA Certificate as prepared by the Seller modified to reflect the resolution reached among the Parties; and

          (iii) if the Independent Accounting Firm is retained to resolve any disputes, the 2002 Income Statement and the EBITDA Certificate as prepared by the Seller modified to reflect the resolution of any disputed items reached among the Parties and the determination of the Independent Accounting Firm with respect to all other disputed items.

          (d) Calculation of EBITDA Adjustment. In the event that the Final EBITDA is less than US$10,735,000, the "EBITDA Adjustment" will be an amount due from the Seller to the Buyer equal to (i) 2.9 multiplied by (ii) the amount by which (x) the Final EBITDA is less than (y) US$11,735,000. All amounts due under this Section 2.9(d) shall be paid pursuant to Section 2.10.

          Section 2.10. Release of Holdback Amount. (a) On any date on which the Holdback Amount is greater than US$0 that any Outstanding Claim is finally determined to result in an obligation of the Seller to pay to a Buyer Indemnitee any amount pursuant to the Seller's indemnification obligations set forth in
Article XII, the Buyer shall be entitled to, and agrees that in lieu of its rights to payment and setoff pursuant to Section 12.5 it shall, (i) retain an amount of the Holdback Amount equal to the aggregate amount of such obligation and all Pending Indemnification Obligations to which the Buyer is entitled to payment under Article XII in full satisfaction of such obligation and such Pending Indemnification Obligations, or (ii) in the event that the Holdback Amount as of such date is less than the aggregate amount of such obligation and all Pending Indemnification Obligations to which the Buyer is entitled to payment under Article XII, the Buyer shall be entitled to retain the Holdback Amount in partial satisfaction of such obligation and such Pending Indemnification Obligations.

          (b) Prior to the Purchase Price Adjustment Date, on the third Business Day following any date on which the Holdback Amount exceeds the sum of the Remaining VAT Holdback Amount, the Purchase Price Adjustment Holdback Amount, the Indemnity Holdback Amount, the aggregate amount of all Outstanding Claims as of such date and the aggregate amount of all Pending Indemnification Obligations as of such date, the Buyer shall pay to Seller a Holdback Payment equal to the amount by which the Holdback Amount on such date exceeds the sum of the Remaining VAT Holdback Amount on such date, the Purchase Price Adjustment Holdback

Amount, the Indemnity Holdback Amount, the aggregate amount of all Outstanding Claims as of such date and the aggregate amount of all Pending Indemnification Obligations as of such date, by wire transfer of immediately available funds to an account specified in writing by the Seller.

          (c) On the third Business Day following the Purchase Price Adjustment
Date:

               (i) If the Purchase Price Adjustment is an amount due to the Seller,

                    (A) the Buyer will pay to the Seller an amount equal to the amount, if any, by which the sum of the Purchase Price Adjustment and the Holdback Amount on the Purchase Price Adjustment Date exceeds the sum of the Remaining VAT Refund Amount on the Purchase Price Adjustment Date, the Indemnity Holdback Amount, the aggregate amount of all Outstanding Claims as of the Purchase Price Adjustment Date and the aggregate amount of all Pending Indemnification Obligations as of the Purchase Price Adjustment Date, by wire transfer of immediately available funds to an account specified in writing by the Seller, and

                    (B) the amount, if any, by which the Purchase Price
               Adjustment exceeds the amount paid pursuant to clause (1) above will be added to the Holdback Amount; and

               (ii) if the Purchase Price Adjustment is an amount due to the Buyer

                    (A) If the Purchase Price Adjustment is less than or equal to the lesser of the Purchase Price Adjustment Holdback Amount and the Holdback Amount, the Buyer shall retain from the Holdback Amount an amount equal to the Purchase Price Adjustment in full satisfaction of the Purchase Price Adjustment; and

                    (B) If the Purchase Price Adjustment is greater than the
               lesser of the Purchase Price Adjustment Holdback Amount and the Holdback Amount, (x) the Buyer shall retain the lesser of the Purchase Price Adjustment Holdback Amount and the Holdback Amount in partial satisfaction of the Purchase Price Adjustment, and (y) the Seller shall pay to the Buyer an amount equal to the Purchase Price Adjustment less the lesser of the Purchase Price Adjustment Holdback Amount and the Holdback Amount by wire transfer of immediately available funds to an account specified in writing by the Buyer.

          (d) After the third Business Day following the Purchase Price Adjustment Date and on or prior to the first anniversary of the Closing Date, on the third Business Day following any date on which the Holdback Amount exceeds the sum of the Remaining VAT Refund Amount on such date, the Indemnity Holdback Amount, the aggregate amount of all Outstanding Claims as of such date and the aggregate amount of all Pending Indemnification Obligations as of such date, the Buyer shall pay to Seller (A) a Holdback Payment equal to the amount by which the Holdback Amount on such date exceeds the sum of the Remaining VAT Refund Amount on such date, the Indemnity Holdback Amount, the aggregate amount of all Outstanding Claims as of such date and the aggregate amount of all Pending Indemnification Obligations as of such date, plus (B) interest on the amount of such Holdback Payment (determined with respect to each VAT Refund or portion thereof funding such Holdback Payment from and including the respective VAT Refund Date to but excluding the date of such Holdback Payment) at the Interest Rate, by wire transfer of immediately available funds to an account specified in writing by the Seller.

          (e) On the first anniversary of the Closing Date and on each Business Day thereafter on which the Holdback Amount is greater than US$0, the Buyer shall pay to Seller (i) a Holdback Payment equal to the Holdback Amount on such Business Day less the aggregate amount of all Outstanding Claims and the aggregate amount of all Pending Indemnification Obligations on such Business Day (the "Remaining Holdback"); provided that if all or any portion of the Outstanding Claims or Pending Indemnification Obligations on such Business Day arise solely from indemnification pursuant to Section 12.2(a)(i), 12.2(a)(ii)(A) or 12.2(b), such portion of the Outstanding Claims and Pending Indemnification Obligations shall be included in the Remaining Holdback only to the extent that such Outstanding Claims and Pending Indemnification Obligations, if resolved in favor of the Buyer, would result in a payment obligation under Section 12.7(b)(ii), plus (ii) interest on the amount of such Holdback Payment (determined with respect to each VAT Refund or portion thereof funding such Holdback Payment (if any) from and including the respective VAT Refund Date to but excluding the date of such Holdback Payment) at the Interest Rate, by wire transfer of immediately available funds to an account specified in writing by the Seller.

          (f) In determining the amount of any interest payments to be made pursuant to this Section 2.10, each Holdback Payment with respect to which such interest is due shall be deemed to be funded by VAT Refunds and such VAT Refunds or portions thereof shall be deemed applied against Holdback Payments in the inverse order of receipt by the Buyer; provided that to the extent that any Holdback Payment, when added to the aggregate amount of all Holdback Payments made to and including such date, exceeds the Initial Holdback Amount, the amount of such excess shall bear interest at the Interest Rate from and including the Purchase Price Adjustment Date to but excluding the date of such Holdback Payment.

          Section 2.11. Allocation of Purchase Price. The Seller and the Buyer shall use their reasonable best efforts to agree upon an allocation of the Purchase Price and other relevant items (the "Purchase Price Allocation") for federal, state, local and foreign tax purposes on or prior to the Closing, which allocation shall be annexed as Schedule 2.11 of this Agreement at the Closing. The Buyer shall deliver to the Seller a proposed allocation of the Purchase Price and other relevant items for the Seller's review and approval and the Seller shall promptly review and approve or disapprove of such allocation. Neither the Buyer nor the Seller shall take any position inconsistent with the allocation agreed pursuant to this Section 2.11 or otherwise set forth in a sales invoice delivered in compliance with Section 8.12, except as may be required by law, without the consent of the other Party. The Purchase Price Allocation determined in accordance with this Section 2.11 or otherwise set forth in a Sales Invoice delivered in compliance with Section 8.12 shall be appropriately adjusted to reflect any subsequent adjustment to the Purchase Price based upon the particular tax asset to which such adjustment relates. Such adjusted Purchase Price Allocation shall be determined in a manner consistent with

Schedule 2.11 or, alternatively, the allocation set forth in a sales invoice delivered in compliance with Section 8.12.

          Section 2.12. Taxes. (a) (i) All Straddle Taxes shall be paid by the Party that, pursuant to applicable Law, is liable for such Taxes. Any interest, penalties or additions to tax caused by late payment shall be borne by the Party whose failure caused such interest, penalties or additions to tax. Notwithstanding the identity of the Party paying the Straddle Taxes, Straddle Taxes (aside from interest, penalties or additions to tax, which shall be apportioned as provided for in the prior sentence) shall be apportioned as follows: (A) in the case of VAT with respect to water bills and electrical energy bills, they shall be allocated between the Seller on the one hand and the Buyer on the other hand, based upon the amount which would be payable if the relevant taxable period ended on the Closing Date, and (B) in the case of real estate property Taxes, they shall be allocated between the Seller on the one hand and the Buyer on the other hand, based upon the relative number of days in the portion of the taxable period up to and including the Closing Date and the relative number of days in the portion of the taxable period subsequent to the Closing Date. Any refund or credit of Straddle Taxes shall be allocated between the Seller on the other hand and the Buyer on the other hand, in a manner consistent with the preceding sentence.

          (ii) The Parties acknowledge that they have attempted to estimate the amount of Straddle Taxes to be allocated between the Parties. Upon the payment of any Straddle Tax by the Buyer or the Seller, the Party paying such Straddle Tax shall promptly provide a written notice to the other Party indicating the amount of such Straddle Tax so paid (including a copy of any return relating to, and evidence of payment of, such Straddle Tax), each Party's allocable share of such Straddle Tax, and the amount of such Straddle Tax tentatively allocated to each Party pursuant to the statement of Estimated Buyer Straddle Taxes and Estimated Seller Straddle Taxes produced pursuant to Section 2.4. The Parties shall promptly make such payments between each other (if any) necessary to true up the allocation of Straddle Taxes required by Section 2.12(a)(i), taking into account the Closing adjustments made based on the Estimated Seller Straddle Taxes calculated pursuant to Schedule 2.4.

          (b) The Seller shall pay to the Servicio de Administracion Tributaria the VAT payable with respect to the sale of the Assessed Acquired Assets. The Seller shall pay all other Transfer Taxes and the Buyer will reimburse the Seller for one-half of the aggregate amount of such other Transfer Taxes; provided that (i) if the Seller delivers a notice to the Buyer in the form of Exhibit J pursuant to Section 8.13(c), the Buyer will reimburse the Seller for the aggregate amount of such other Transfer Taxes, and (ii) if the Buyer delivers a notice to the Seller in the form of Exhibit O pursuant to Section 9.9, the Buyer shall have no obligation to reimburse the Seller for any Transfer Taxes. The Seller shall prepare and timely file all necessary tax returns and other documentation with respect to all such Transfer Taxes. The Buyer shall reasonably cooperate with the Seller in the preparation and filing of any such tax returns and other documentation.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Buyer as follows:

          Section 3.1. Organization; Power. Each of Durango and the Seller is a sociedad anonima de capital variable duly organized and validly existing under the laws of the United Mexican States and has all requisite corporate power and authority to carry on its business as it is now being conducted, to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Durango and the Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not have a Seller Material Adverse Effect.

          Section 3.2. Authorization, Effect of Agreement. The execution, delivery and performance by each of Durango and the Seller of this Agreement and each of the other Transaction Documents to which it is a party, the performance by each of Durango and the Seller of its obligations hereunder and thereunder and the consummation by each of Durango and the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Durango and the Seller. This Agreement has been, and upon its execution each of the other Transaction Documents to which the Seller is a party shall have been, duly and validly executed and delivered by each of Durango and the Seller party thereto. This Agreement constitutes (assuming due authorization, execution and delivery by the Buyer), and upon its execution each of the other Transaction Documents to which the Seller is a party will constitute (assuming due authorization, execution and delivery by all parties other than the Seller), a valid and binding obligation of each of Durango or the Seller party thereto, enforceable against each of Durango and the Seller party thereto in accordance with its terms, except to the extent that such enforceability (i) may be limited by concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

          Section 3.3. Subsidiaries and Equity Interests. There are no Subsidiaries or Affiliates of the Seller engaged in the Business. Upon consummation of the transactions contemplated by this Agreement, none of the Seller, its Subsidiaries or its Affiliates will be engaged in the Business or any portion thereof.

          Section 3.4. Consents. Except as set forth on Schedule 3.4, no Consent is required to be obtained or made by the Seller or any of its Affiliates in connection with the execution, delivery and performance by the Seller and Durango of this Agreement or the other Transaction Documents or the consummation by the Seller of the transactions contemplated hereby or thereby.

          Section 3.5. No Violations. Except as set forth on Schedule 3.5, the execution, delivery and performance by each of Durango and the Seller of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by each of Durango and the Seller of the transactions contemplated hereby and thereby (including the use by the Seller of proceeds received from the consummation of any such transaction) will not, with or without the giving of notice or the lapse of time, or both, (a) violate, conflict with or result in breach of any provisions of the constituent documents of the Seller or any of its Affiliates,
(b) conflict with or violate any Law or Governmental Order applicable to the Seller or any of its Affiliates or any of their respective assets, properties or businesses, (c) assuming the obtaining of all Consents set forth on Schedule 3.4, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination or acceleration under, or result in the creation of any Encumbrance on any of Acquired Assets pursuant to, any Contract or Permit to which the Seller or any of its Affiliates is a party or by which any of the Acquired Assets or any other asset or property of the Seller or any of its Affiliates is bound or affected.

          Section 3.6 Financial Statements. (a) The Seller has delivered to the Buyer (i) an unaudited balance sheet of the Business as of September 30, 2002 (the "Reference Balance Sheet"), and (ii) an unaudited statement of revenues and expenses of the Business for the nine-month period ended September 30, 2002 (collectively with the Reference Balance Sheet, the "Reference Financial Statements"), together with the report from PWC attached hereto as Exhibit C. Copies of the Reference Financial Statements are included as Schedule 3.6. Except as set forth on Schedule 3.6, the Reference Financial Statements (x) were prepared in accordance with the books of account and other financial records of the Business, (y) present fairly in all material respects the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby, and (z) have been prepared in accordance with Mexican GAAP, except for the effects derived from the application of Bulletin B-10 of the Mexican Institute of Public Accountants.

          (b) The Books and Records are in all material respects complete and correct and have been maintained, in all material respects, in accordance with all Laws and the constituent documents of the Seller.

          Section 3.7. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as permitted or contemplated by this Agreement, since September 30, 2002:

          (a) The Seller has conducted the Business in the Ordinary Course and there has not been any event, circumstance or development or combination of events, circumstances or developments that, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect, and

          (b) The Seller has not:

               (i) permitted or allowed any of the Acquired Assets to be subjected to any Encumbrance, except for Permitted Encumbrances;

               (ii) except as set forth on Schedule 3.7(b)(ii), entered into any Material Contract;

               (iii) other than in the Ordinary Course, (A) delayed or postponed the payment of any accounts payable, expenses or liabilities of the Business, (B) accelerated or delayed the collection of receivables related to the Business, or (C) accelerated or delayed the production, acquisition or sale of Inventory;

               (iv) except as set forth on Schedule 3.7(b)(iv), made any capital expenditure or contract for any capital expenditure in connection with the Business or the Acquired Assets involving expenditures in excess of US$50,000 individually or US$100,000 in the aggregate;

               (v) except as set forth on Schedule 3.7(b)(v), issued any sales orders or otherwise agreed to make any purchases in connection with the Business, other than in the Ordinary Course, involving expenditures (in cash or otherwise) in excess of US$30,000 individually or US$100,000 in the aggregate;

               (vi) except as set forth on Schedule 3.7(b)(vi), sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets (real, personal or mixed including, without limitation, leasehold interests and intangible assets) used or held for use in connection with the Business and having a value in excess of US$30,000 individually or US$100,000 in the aggregate, other than the sale of inventories or obsolete equipment in the Ordinary Course;

               (vii) except as set forth on Schedule 3.7(b)(vii)(A), increased the wages, salaries, compensation, pension or other benefits payable, or to become payable in connection with the Business, to any of its officers, employees or agents, including, without limitation, any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof and set forth on Schedule 3.7(b)(vii)(B) or in the Ordinary Course and set forth on Schedule 3.7(b)(vii)(B);

               (viii) allowed any Permit that was issued in connection with or relates to the Business or the Acquired Assets to lapse or terminate or failed to renew any such Permit that is scheduled to terminate or expire within 90 calendar days after the Closing Date, except for any lapse, termination or failure to renew that individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect;

               (ix) except as set forth on Schedule 3.7(b)(ix), materially amended, modified or consented to the termination of any Material Contract or any of the Seller's rights thereunder to the extent arising or otherwise relating to any period on or after the Closing Date;

               (x) terminated, discontinued, closed or disposed of any plant, facility or other business operation relating to the Business, or laid off any Business Employees (other than layoffs of less than 50 employees in any six-month period in the Ordinary Course) or announced or planned any such action for the future;

               (xi) permitted to lapse or go abandoned any Business Intellectual Property (or any registration or grant thereof or any application relating thereto) except for lapses that individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect;

               (xii) suffered any casualty loss or damage with respect to any of the Acquired Assets which in the aggregate have a replacement cost of more than US$250,000, whether or not such loss or damage shall have been covered by insurance; or

               (xiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.7 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or contracts with respect to any of the actions specified in this Section 3.7.

          Section 3.8. No Undisclosed Liabilities. There are no liabilities included in the Assumed Liabilities other than liabilities (a) reflected or reserved against on the Reference Balance Sheet, (b) incurred or arising since the date of the Reference Balance Sheet in the Ordinary Course or (c) that are not, individually or in the aggregate, material to the Business.

          Section 3.9. Title to and Sufficiency and Condition of Assets. (a) The Seller owns, leases or has the legal right to use the Acquired Assets. Except for Leased Real Property, the Leased Personal Property or as set forth on
Schedule 3.9, the Seller has good and marketable title to, and actual and exclusive possession of, all of the properties and assets included in the Acquired Assets. The Seller has valid and subsisting leasehold interests in the Leased Real Property and the Leased Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances.

          (b) The Acquired Assets constitute all the properties, assets and rights which are necessary to enable the Buyer to conduct the Business at the Facilities after the Closing in substantially the same manner as it was conducted by the Seller in the Ordinary Course, without material disruption. The Acquired Assets include all the material assets, properties and rights included as assets on the Reference Balance Sheet or otherwise used or held for use by the Seller or any of its Affiliates in the conduct of the Business, except for Inventory sold, consumed or otherwise disposed of in the Ordinary Course since September 30, 2002. The Tangible Personal Property is in such physical condition and state of repair as to enable the Buyer to conduct the operations of the Business in the Ordinary Course without material disruption. All material Tangible Personal Property is included in the list set forth on Schedule 2.1(a)(i) and is in the same physical condition and state of repair as on the date of the Reference Balance Sheet, ordinary wear and tear excepted.

          (c) Immediately following the Closing, the Buyer will (i) own, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances imposed at the direction of the Buyer), all Acquired Assets (other than the Leased Real Property, the Leased Personal Property and the Titan Monterrey Mill), (ii) hold, under valid and subsisting leases, all the right, title and interest of the Seller in, to and under the Leased Real Property and the Leased Personal Property, and (iii) hold, under a valid and subsisting lease, the right, title and interest in, to and under the Titan Monterrey Mill set forth in the Monterrey Facility Lease.

          Section 3.10. Permits. The Assigned Permits are all the material Permits held by the Seller or any of its Affiliates in connection with the conduct of the Business. Neither the Seller nor any of its Affiliates have received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Assigned Permit or advising of violations under any Law that individually or in the aggregate could reasonably be expected to have a Seller Material Adverse Effect. Except as set forth on Schedule 3.10, (a) the Seller and each of its Affiliates are and have been in compliance with the Assigned Permits and the requirements of the Assigned Permits, except where the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (b) the Assigned Permits are in full force and effect, and (c) upon consummation of the transactions contemplated by this Agreement, assuming that all Consents set forth on Schedule 3.4 are obtained, the Assigned Permits shall continue in full force and effect without penalty or other adverse consequence.

          Section 3.11. Real Property. (a) Schedule 3.11(a) sets forth a true and complete list of all of the real property owned by the Seller or any of its Affiliates and used in the operation of the Business in the Ordinary Course or which is reflected as an asset on the Reference Balance Sheet (the "Owned Real Property").

          (b) Except as set forth in Schedule 3.11(b), (i) the Seller has not made any agreement to lease, license, sell, mortgage or otherwise encumber the Owned Real Property (or any portion thereof), or given any other Person an option to purchase or rights of first refusal overall or any portion of the Owned Real Property; (ii) the Seller has good and marketable title to the Owned Real Property, free from all Encumbrances other than Permitted Encumbrances;
(iii) to the Knowledge of the Seller, there are no physical, mechanical or structural defects in or concerning the buildings and other improvements constituting part of the Owned Real Property which defects, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect; (iv) there are no leases, subleases, licenses, concessions or other agreements (written or oral) granting to any Person or Persons the right to use or occupancy of any portion of the Owned Real Property; and (v) there are no Persons, other than the Seller, in possession of the Owned Real Property.

          (c) Schedule 2.1(a)(vii)(A) sets forth a true and complete list of all leases of real property (the "Real Property Leases") used in the operation of the Business in the Ordinary Course or reflected on the Reference Balance Sheet (the "Leased Real Property") to which the Seller or any of its Affiliates is a party. Except as disclosed on Schedule 3.11(c), each Real Property Lease (i) is valid, binding and enforceable against the Seller and each of its Affiliates party thereto, and, to the Knowledge of the Seller, the other parties thereto, except to the extent that such enforceability (A) may be limited by concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights generally and (B) is subject to general principles of equity; (ii) is in full force and effect and represents the entire agreement between the respective landlord and the Seller with respect to the use and occupancy of such Leased Real Property; and (iii) upon consummation of the transactions contemplated by this Agreement, assuming that all Consents set forth on Schedule 3.4 are obtained, will continue in full force and effect without penalty or other adverse consequence. In addition, the Seller (w) has not received any notice of cancellation or termination under any such Real Property Lease or given notice to the landlord of any Leased Real Property of an intention to exercise a right of early termination with respect to all or part of any Leased Real Property, (x) is not in breach of, or default under, any such Real Property Lease, which breach or default has not been cured or could reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect, (y) does not have Knowledge of any uncured breach or default under any Real Property

Lease, which breach or default, individually or in the aggregate, could reasonably be expected to result in a Seller Material Adverse Effect, or (z) other than as set forth on Schedule 3.11(c), has not granted to any other Person any rights, adverse or otherwise, under any such Real Property Lease.

          Section 3.12. Compliance with Laws. Except as set forth on Schedule 3.12, the Seller and each of its Affiliates is and has been in compliance with all laws, rules and regulations, orders, judgments and decrees applicable the operation of the Business or the use, operation or ownership of the Acquired Assets, except where the failure to comply therewith individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect.

          Section 3.13. Contracts. (a) Schedule 3.13(a) sets forth a true and complete list of the following Contracts to which the Seller or any of its Affiliates is a party or a beneficiary (collectively, the "Material Contracts"):

          (i) each Contract (or group of related Contracts) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Seller or any of its Affiliates related to the Business or the Acquired Assets under the terms of which a party thereto could be reasonably expected to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such Contract;

          (ii) each Contract (or group of related Contracts) for the sale of inventory or other personal property or for the furnishing of services by the Seller or any of its Affiliates related to the Business, the Acquired Assets or the Facilities under the terms of which a party thereto could be reasonably expected to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such Contract;

          (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts related to the Business under the terms of which a party thereto could be reasonably expected to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such Contract;

          (iv) all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) related to the Business, the Facilities or any of the Acquired Assets under the terms of which a party thereto could reasonably be expected to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such Contract;

          (v) each Contract (or group of related Contracts) relating to the operation of the Real Property under the terms of which a party thereto could reasonably be expected to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such Contract;

          (vi) all Contracts relating to any Indebtedness secured by the Acquired Assets;

          (vii)all Contracts related to the Business or any of the Acquired Assets to which any Governmental Authority is a party;

          (viii) all Contracts that limit or purport to limit the ability of the Seller or any of its Affiliates to compete or otherwise conduct business (or granting any right of first refusal, first offer, first negotiation or other option) with respect to the manufacture of molded pulp products with any Person or in any geographic area or during any period of time;

          (ix) all Contracts related to the Business, the Acquired Assets, or the Assumed Liabilities between or among the Seller and any of its Affiliates;

          (x) all Contracts related to the material Business Intellectual Property;

          (xi) all Contracts providing for continuing service arrangements on or after the Closing Date with respect to the Acquired Assets or the Business;

          (xii) all Contracts providing for continuing warranties covering any of Acquired Assets;

         (xiii) all Contracts for fuel, energy or water which are used in connection with the Business or by the Acquired Assets; and

          (xiv) any other Contracts which are material to the operation of the Business or to the Acquired Assets or Assumed Liabilities.

          (b) Except as disclosed on Schedule 3.13(b), each Assigned Contract:
(i) is valid and binding and enforceable against the Seller and each of its Affiliates party thereto, and, to the Knowledge of the Seller, the other parties thereto, except to the extent that such enforceability (A) may be limited by concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights generally, and (B) is subject to general principles of equity; (ii) is in full force and effect; and (iii) upon consummation of the transactions contemplated by this Agreement, assuming that all Consents set forth on Schedule 3.4 are obtained, shall continue in full force and effect without penalty or other adverse consequence.

          (c) The Seller is not in breach of, or default under, any Assigned Contract, except for breaches or defaults which individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect, and, except as disclosed on Schedule 3.13(c), to the Knowledge of the Seller, no other party to any Assigned Contract is in breach thereof or default thereunder, except for breaches or defaults which individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect.

          Section 3.14. Intellectual Property. Schedule 3.14(a) sets forth a true and complete list of all material items of Business Intellectual Property. Except as disclosed on Schedule 3.14(b), or except as could not reasonably be expected to have a Seller Material Adverse Effect (whether individually or in the aggregate):

          (a) the Seller owns free and clear of all Encumbrances (other than Permitted Encumbrances), or possesses under valid licenses all rights to use, all Business Intellectual Property, and upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire all of the Seller's ownership or rights to use the Business Intellectual Property, and such ownership or rights to use the Business Intellectual Property will not be impaired or adversely affected by the transactions contemplated by this Agreement;

          (b) to the Knowledge of the Seller, all Business Intellectual Property is valid and enforceable, and no claim or action is pending or threatened that challenges the validity, enforceability, ownership, or right to use, sell, or license any Business Intellectual Property;

          (c) to the Knowledge of the Seller, no item of Business Intellectual Property nor the use of any item of Business Intellectual Property in the conduct of the Business does or will infringe upon or misappropriate the Intellectual Property of any third party;

          (d) no claim or action is pending or, to the Knowledge of the Seller, threatened that alleges that any Business Intellectual Property or the use thereof in the conduct of the Business infringes upon or misappropriates any Intellectual Property or any other rights of any Person;

          (e) to the Knowledge of the Seller, no third party is infringing upon or misappropriating any Business Intellectual Property; and

          (f) the Seller is not currently is in breach of any licenses under which any items of Business Intellectual Property are held for use in the Business, and currently there is no event or situation that, with the giving of notice or the passage of time, will give rise to any such breach or give to any party the right to terminate or accelerate under any such licenses.

          Section 3.15. Litigation. Except as set forth on Schedule 3.15, there are no Actions by or against the Seller or any of its Affiliates affecting the Business or any of the Acquired Assets or Assumed Liabilities pending (or, to the Knowledge of the Seller, threatened). Except as disclosed on Schedule 3.15, none of the matters disclosed on Schedule 3.15 could reasonably be expected to have a Seller Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the other Transaction Documents. Neither the Business nor any of the Acquired Assets or Assumed Liabilities is subject to any Governmental Order (nor, to the Knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) that could reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.

          Section 3.16. Employee Benefit Plans. (a) Schedule 3.16(a) sets forth a true and complete list of each Employee Benefit Plan.

          (b) The execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (alone or together with any other event which, standing alone, would not by itself constitute such a triggering event) will not constitute a triggering event under any Employee Benefit Plan which will result in any acceleration of the payment or vesting of any benefits to any Business Employee or in any increase in benefits provided under the Employee Benefit Plans; and no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Seller, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the Ordinary Course) which could result in a material liability of the Seller or any of its Affiliates.

          (c) The Seller has delivered or caused to be delivered to the Buyer or its counsel true and complete copies of each Employee Benefit Plan, together with all amendments thereto, and, to the extent applicable, all current summary plan descriptions.

          (d) The Employee Benefit Plans fulfill all of the Seller's obligations to the Business Employees under any agreement with such Business Employees, under Law or otherwise.

          (e) Schedule 3.16(e) sets forth a true and complete list of each Former Employee and the pension benefits payable to such Former Employee (the "Pension Obligations") (including all payments made to such Former Employee with respect to such pension plans during calendar year 2002).

          Section 3.17. Tax Matters. (a) The Seller has filed all Tax Returns that it was required to file, and has paid all Taxes due, except where the failure to file Tax Returns or to pay Taxes could not reasonably be expected to have a Seller Material Adverse Effect.

          (b) There are no Encumbrances (other than liens of Taxes not yet due and payable) with respect to Taxes on any material Acquired Assets.

          (c) Except as set forth in Schedule 3.17(a), each of the following statements is true and correct. The Reference Financial Statements contain adequate provisions, in accordance with Mexican GAAP, for all Taxes required to have been accrued or for which the Seller may be liable as of the date thereof with respect to the Business. The Seller is not presently under any Tax examination with respect to the Business, nor has the Seller received any written notice (official, unofficial or otherwise) in respect thereof, for the assessment or the proposed assessment or for the collection of any Taxes with respect to the Business nor are there any audits or other Actions presently pending with regard to any Taxes or Tax Returns of the Seller related to the Business. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which the Seller may become liable with respect to the Business and no requests for any such agreements are pending. The Seller has withheld from the Business Employees, any independent contractors that have performed services with respect to the Business and creditors of the Business and timely paid to the appropriate authority proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of all applicable Laws. The Seller is not a party to, bound by or has any obligation under any agreement or authorization for the sharing of Taxes with respect to the Business or any similar contract or arrangement or any agreement that obligates the Seller to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

          (d) Schedule 3.17(d) sets forth a description of all Straddle Taxes, including the average of the last three payments required to be made in respect of each such Straddle Tax.

          (e) Schedule 3.17(e) sets forth a description of all Transfer Taxes payable by any of the Parties with respect to the transactions contemplated by this Agreement. The amount of such Transfer Taxes shall not exceed the amounts set forth on Schedule 3.17(e).

          Section 3.18. Environmental Matters. Except as set forth in Schedule 3.18: (a) the Seller has obtained all Environmental Permits which are required under Environmental Laws in connection with the operation of the Business as presently conducted and all such Environmental Permits are set forth on Schedule 2.1(a)(vi); (b) each such Environmental Permit is in full force and effect and the Business and the Facilities have been and are in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law; (c) to the Knowledge of the Seller, no hazardous or toxic materials or wastes are present or within the applicable statute of limitations have been used, stored, disposed of, discharged or released at, on or under the Facilities or, to the extent arising from the Seller's activities or operations at, on or under any other properties that require notification, investigation or remediation or could give rise to a Third-Party Claim pursuant to Environmental Laws; and (d) in connection with the Business, the Seller has not received any notice that it is liable for any (i) any violation of any applicable Environmental Law or Environmental Permit, (ii) disposal, discharge or release of any hazardous or toxic materials or wastes, (iii) harm to human health or the environment or (iv) any response, removal, investigative or remedial costs under any applicable Environmental Law.

          Section 3.19. Labor Matters. (a) Except as set forth on Schedule 3.19(a): (i) the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to Persons currently employed by the Seller in connection with the Business and currently, to the Knowledge of the Seller, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could reasonably be expected to have a Seller Material Adverse Effect; (ii) except as may result from the permitted announcement of the execution of this Agreement, there are no controversies, strikes, strike procedures, slowdowns or work stoppages pending or, to the Knowledge of the Seller, threatened between the Seller and any Business Employee, and the Seller has not experienced any such controversy, strike, strike procedures, slowdown or work stoppage within the past twelve months in which Business Employees were involved; (iii) the Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining agreement or labor union contract applicable to Persons currently employed by the Seller in connection with the Business, and there are no grievances outstanding against the Seller under any such agreement or contract, which, in either case, could have a Seller Material Adverse Effect;
(iv) there are no complaints relating to unfair labor practices, wrongful termination or severance obligations pending against the Seller before any Governmental Authority involving Business Employees which could reasonably be expected to have a Seller Material Adverse Effect; (v) the Seller has made all payments in connection with the employment of the Business Employees required to be made under applicable Law to the Instituto Mexicano del Seguro Social, the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, the Patrimonio de la Vivienda Grupo Industrial A.C. and Sistema de Ahorro Para el Retiro; and the Seller has been and is currently in compliance in all material respects with all applicable Laws relating to the employment of the Business Employees, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

          (b) The list of Active and Inactive Employees set forth in Schedule 3.19(b) is a true and complete list of all Active and Inactive Employees (including any employee identification number, date of hire, current title or position and base salary (except in the case of Alejandro Paez) for each such Active and Inactive Employee). The Active Employees and Inactive Employees set forth in Schedule 3.19(b) constitute all the employees of the Seller or its Affiliates to whom the Buyer will be required, under the provisions of Article 41 of the Mexican Federal Labor Law, to give notice at the Closing of an employer labor substitution.

          Section 3.20. Receivables. Except to the extent, if any, reserved for on the Reference Balance Sheet and as set forth on Schedule 3.20, all accounts receivable related to the Business reflected on the Reference Balance Sheet arose from, and the accounts receivable related to the Business existing on the Closing Date will have arisen from, the sale of inventory or services to Persons who are not Affiliates of the Seller and in the Ordinary Course.

          Section 3.21. Inventories. (a) Subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the inventory valuation policy of the Seller of stating such Inventories at the lower of cost (determined on the average cost method) or market value. Except as set forth on Schedule 3.21, the Seller has good title to the Inventories reflected on the Reference Balance Sheet and Inventories existing at the Closing free and clear of all Encumbrances other than Permitted Encumbrances. The Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the Ordinary Course. No clearance sale of the Inventories has been conducted since January 1, 2002. The Seller has not acquired nor committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the Ordinary Course, nor has the Seller changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Seller, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Seller's past sales practices and (iii) increases to reflect any increase in the cost thereof to the Seller.

          (b) The Inventories reflected on the Reference Balance Sheet are, and the Inventories existing on the Closing Date will be, in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are or will be in a condition such that they can be sold in the Ordinary Course.

          Section 3.22. Prepaid Expenses. Except as provided in Schedule 3.22, all prepaid expenses reflected on the Reference Balance Sheet under "Current Assets," and all the expenses related to the Business that were prepaid subsequent to September 30, 2002, were prepaid in accordance with the Ordinary Course. There has not been any material write-down or write-off, or other adjustment to, such prepaid expenses since September 30, 2002, except for amortization in the Ordinary Course.

          Section 3.23. Accounts Payable. Except as set forth in Schedule 3.23, all accounts payable and accrued expenses reflected on the Reference Balance Sheet, and all accounts payable and accrued expenses related to the Business that were incurred subsequent to September 30, 2002, were incurred and have been paid in the Ordinary Course. Schedule 3.23 sets forth as of the date stated therein the trade payables related to the Business that are more than 90 days overdue.

          Section 3.24. Certain Related Party Interests. (a) Except as set forth on Schedule 3.24(a), no Officer and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Officer:

          (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Business; provided, however, that ownership of shares representing less than 5% of the outstanding voting power of any competitor, supplier or customer, which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

          (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Seller uses or has used in the conduct of the Business (including any of the Acquired Assets or the Assumed Liabilities); or

          (iii) is a party to or beneficiary of any Assigned Contract.

          (b) Except as set forth on Schedule 3.24(b), since January 1, 2002, neither the Seller nor any of its Affiliates has entered into or engaged in any transaction with or relating to the Business or the Acquired Assets or Assumed Liabilities (including through the provision of services) with any Affiliate of the Seller other than transactions entered into in the Ordinary Course and which are on an arms'-length basis. Except as set forth on Schedule 3.24(b), the preceding sentence would be true and correct if the Business had been a stand-alone juridical entity that was a Subsidiary of the Seller since January 1, 2002 rather than a division of the Seller.

          (c) There are no outstanding Contracts or other transactions between the Seller and any of its Affiliates which, upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, would give rise to any obligation (contingent or otherwise) of the Seller or the Buyer or would otherwise be material to the Business, the Assumed Liabilities or the Acquired Assets.

          Section 3.25. Brokers. Except for the fees payable to Fredericks Michael & Co., which are the sole responsibility of the Seller, the Seller has not paid or become obligated to pay any fee or commission to any broker, finder, or intermediary in connection with the transactions contemplated hereby. The Buyer shall not, through the transfer of the Acquired Assets or otherwise, have any obligations in respect of any such fees or commissions.

          Section 3.26. Ethical Conduct. Neither the Seller nor any of its Affiliates has made an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any employee or official of a Governmental Authority, court or arbitration tribunal, to any political party, domestic or foreign (or official thereof) or candidate for political office or to any other Person who was or is in a position to help or hinder the Seller (a) that was with the intent or purpose of inducing such official to do or omit to do any act in violation of the lawful duty of such official; (b) that would cause the Seller to have violated or be in violation of any applicable Law subject to damages or penalties in a civil or criminal proceeding; or (c) that could reasonably be expected to have a Seller Material Adverse Effect if not continued.

          Section 3.27. Accuracy of Disclosure. (a) The Seller has provided, or otherwise made available in a data room to which the Buyer and its representatives have had access or otherwise, to the Buyer or its representatives true and complete copies of (i) all material pleadings, motions, briefs or other filings in respect of any Action listed in the Schedules, (ii) the Books and Records, and (iii) all Assigned Contracts, other than Assigned Contracts which are designated as unwritten on Schedule 2.1(a)(vii), Assigned Permits, Employee Benefit Plans and other documents listed in the Schedules. The Seller has disclosed to the Buyer the material terms of each Assigned Contract which is designated as unwritten on Schedule 2.1(a)(vii).

          (b) This Agreement (including, without limitation, the Schedules) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

          Section 3.28. Solvency of the Seller. The Seller is solvent as of the date hereof, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not have as a consequence the insolvency of the Seller. For purposes of this Section 3.28, the term "solvency" shall have the meaning assigned thereto by the Mexican Federal Civil Code (Codigo Civil Federal) as in effect on the date hereof.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Seller as follows:

          Section 4.1. Organization; Power. The Buyer is a sociedad de responsibilidad limitada de capital variable organized under the laws of the United Mexican States duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted, to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          Section 4.2. Authorization; Effect of Agreement. The execution, delivery and performance by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been, and upon its execution each of the other Transaction Documents to which the Buyer is a party shall have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes (assuming due authorization, execution and delivery by the Seller), and upon its execution each of the other Transaction Documents to which the Buyer is a party will constitute (assuming due authorization, execution and delivery by all parties other than the Buyer), a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that such enforceability (a) may be limited by concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity.

          Section 4.3. Consents. Except as set forth in Schedule 4.3, no Consent is required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any of the other Transaction Documents or the consummation by it of the transactions contemplated hereby and thereby.

          Section 4.4. No Violations. The execution, delivery and performance by the Buyer of this Agreement and each of the other Transaction Documents to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate, conflict with or result in the breach of any provision of the constituent documents of the Buyer, (b) conflict with, or violate any Law or Governmental Order applicable to the Buyer or any of its assets, properties or businesses, or (c) assuming the obtaining of all Consents set forth on Schedule 4.3, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination or acceleration under any Contract or Permit to which the Buyer is a party or which the Buyer holds.

          Section 4.5. Litigation. There are no Actions by or against the Buyer pending (or, to the Knowledge of the Buyer or CVC, threatened) which could reasonably be expected to have a Buyer Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the other Transaction Documents. The Buyer is not subject to any Governmental Order (nor, to the Knowledge of the Buyer or CVC, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which could reasonably be expected to have a Buyer Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the other Transaction Documents.

          Section 4.6. Availability of Funds. The Buyer has obtained, and previously provided to the Seller, two fully executed commitment letters, dated February 3, 2003, from Banco Mercantil del Norte, S.A., Institucion de Banca Multiple, Grupo Financiero Banorte (the "Lender"), which provides for, subject to certain conditions set forth therein, the financing necessary, together with funds available to the Buyer, to consummate the transactions contemplated hereby (the "Financing") and describing the terms and conditions upon which such Lender will provide such financing (such commitment letters being collectively referred to herein as the "Commitment Letter"). The Commitment Letter is in full force and effect as of the date hereof. The Commitment Letter has not been amended or modified or withdrawn or rescinded in any material respect and neither the Buyer not any of its Affiliates is aware of any fact, event or circumstance which any of them believes is likely to (i) prevent the conditions described in the Commitment

Letter from being satisfied, (ii) prevent the Buyer from receiving financing pursuant to the terms of the Commitment Letter or (iii) make any of the assumptions set forth in the Commitment Letter unreasonable. The Lender has not advised the Buyer or any of its Affiliates of any facts which cause them to believe that the financing contemplated by the Commitment Letter will not be consummated substantially in accordance with the terms thereof. All fees required to be paid by the Buyer or any of its Affiliates on or prior to the date hereof in respect of the Commitment Letter have been paid. The funds committed under the Commitment Letter, together with the capital contributions to be made to the Buyer are sufficient to enable the Buyer to pay the Purchase Price and the Transfer Taxes and to pay the anticipated fees and expenses of the Buyer related to the transactions contemplated hereby.

          Section 4.7. Brokers. The Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby. The Seller shall not, through the transfer of the Acquired Assets or otherwise, have any obligations in respect of any such fees or commissions.

                                    ARTICLE V
                             COVENANTS OF THE SELLER

          The Seller hereby covenants and agrees with the Buyer as follows:

          Section 5.1. Action by the Seller. From the date hereof until the Closing, the Seller will use commercially reasonable efforts, and the Buyer will cooperate with the Seller, to secure all Consents from third parties as shall be required, on behalf of the Seller or its Affiliates, in order to enable the Seller to effect the transactions contemplated hereby and by the other Transaction Documents, and the Seller will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and thereof.

          Section 5.2. Conduct of the Business. Except as otherwise permitted by this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing, the Seller shall conduct the Business only in the Ordinary Course. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2, the Seller shall, in connection with the Business, (a) continue its advertising and promotional activities, and pricing and purchasing policies, substantially in accordance with past practice; (b) not materially shorten or lengthen the customary payment cycles for any payables or receivables and not materially accelerate or delay production of Inventories; (c) use commercially reasonable efforts to (i) preserve intact its business organization, (ii) retain the services of the employees (as a group) engaged in activities of the Business,
(iii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business and the Acquired Assets and (iv) preserve current relationships with customers, suppliers and other persons with which it has significant business relationships, (d) exercise, but only after notice to the Buyer and receipt of the Buyer's prior consent, any rights of renewal pursuant to the terms of any of the Material Contracts, leases or subleases set forth on Schedule 2.1(a)(vii)(A) or Schedule 3.13(a) which by their terms would otherwise expire; (e) maintain current and in force all Assigned Permits; and (f) not engage in any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement (including, without limitation, any action referred to in Section 3.7(b)). Notwithstanding the foregoing, the Buyer agrees and understands that the Seller is entitled to transfer cash out of the Business and that it is intended that at the Closing there shall be a cash balance of zero in the accounts of the Business.

          Section 5.3. Access. From the date hereof until the Closing, the Seller shall provide the Buyer with such information as the Buyer may from time to time reasonably request with respect to the Business, the Acquired Assets, the Assumed Liabilities and the transactions contemplated by this Agreement and each of the other Transaction Documents, and shall provide the Buyer and its accountants, counsel, consultants, prospective lenders and other representatives access during regular business hours and upon reasonable notice to the personnel, properties, and books and records of the Seller related to the Business as the Buyer may from time to time reasonably request; provided that
(i) such access shall not unduly interfere with the conduct of the Business and
(ii) the Seller shall not be obligated to provide the Buyer with any information which would violate any law, rule or regulation or any term of any Contract of the Seller or which may subject the Seller to risk of liability, or if the provision thereof would adversely affect the ability of the Seller to assert attorney-client, attorney work product or other similar privilege. Any disclosure whatsoever during such investigation by the Buyer shall not constitute an enlargement of or additional representations or warranties of the Seller beyond those specifically set forth in this Agreement.

          Section 5.4. Publicity. The Seller will not release, generate or permit any press release, public statement or other publicity concerning this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder nor submit this Agreement or the other Transaction Documents or any document relating hereto or thereto to any Governmental Authority, without first consulting with and obtaining the consent of the Buyer, except as required by Law or any Governmental Authority.

          Section 5.5. Notice of Certain Events. From the date hereof until the Closing Date, the Seller shall give prompt notice to the Buyer of any event, development or circumstance of which the Seller has Knowledge and which causes, or could reasonably be expected to cause, a breach of any of the Seller's representations and warranties in Article III or a failure to satisfy the conditions set forth in Article VIII.

          Section 5.6. Exclusivity. From the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Article XI, the Seller shall not (and the Seller shall not cause or permit any of its Affiliates or the directors, officers, employees, agents or representatives of any of them to) directly or indirectly (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, (b) continue, propose to negotiate with or hold discussions with respect to, or (c) enter into any agreement or understanding providing for, the acquisition of all or substantially all of the assets of the Business or any of the Acquired Assets or any other proposed action that would adversely affect the ability of the Buyer and the Seller to consummate the transactions contemplated by this Agreement.

          Section 5.7. Use of Proceeds. The Seller shall use the proceeds of the Purchase Price lawfully and strictly in accordance with the applicable requirements of any Contract to which it or any of its Affiliates is a party, other than any such requirement which has been waived in writing, and otherwise in accordance with the terms of such Contract, by the other parties to such Contract on or prior to the Closing Date.

                                   ARTICLE VI
                             COVENANTS OF THE BUYER

          The Buyer hereby covenants and agrees with the Seller as follows:

          Section 6.1. Action by the Buyer. From the date hereof until the Closing, the Buyer will use commercially reasonable efforts, and the Seller will cooperate with the Buyer, to secure all Consents from third parties as shall be required, on behalf of the Buyer, in order to enable the Buyer to effect the transactions contemplated hereby and by the other Transaction Documents, and the Buyer will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and thereof.

          Section 6.2. Publicity. The Buyer will not release, generate or permit any press release, public statement or other publicity concerning this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder nor submit this Agreement or the other Transaction Documents or any document relating hereto or thereto to any Governmental Authority, without first consulting with and obtaining the consent of the Seller, except as required by Law or any Governmental Authority.

          Section 6.3. Confidentiality. The Buyer may disclose non-public information relating to the Business or the Seller or any of its Affiliates only to those officers, directors and employees of the Buyer or any of its Affiliates, to those advisors of the Buyer and to any prospective lender providing any Financing who need to know such information for the purpose of evaluating, or assisting the Buyer or the prospective lender in its evaluation of, the Business and the transactions contemplated hereby and by the other Transaction Documents (the "Recipients") and who agree to keep it confidential. The Buyer shall be responsible for any failure by any Recipient to maintain the confidentiality of any such information. The obligations of the Buyer under this
Section 6.3 shall not apply to any such information that (i) was already known to the Recipients prior to disclosure in connection with the transactions contemplated hereby; (ii) is or becomes public knowledge without the fault of the Recipients; (iii) is lawfully acquired by the Recipients from a source not under any obligation to the Seller or its Affiliates regarding disclosure of such information; (iv) is disclosed by any Recipient with the prior written consent of the Seller or any of its Affiliates; or (v) is disclosed by any Recipient under legal compulsion; provided that to the extent that such Recipient may become legally compelled to make such disclosure, such Recipient may only disclose such information if such Recipient shall first have used reasonable efforts to, and, if practicable, shall have afforded the Seller and Durango the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed. The obligation of the Buyer under this Section 6.3 shall terminate (i) with respect to non-public information relating to the Business, on the earlier of the Closing Date and the fifth anniversary of the date hereof, and

(ii) with respect to other non-public information relating to the Seller or any of its Affiliates, on the fifth anniversary of the date hereof.

          Section 6.4. Financing. The Buyer agrees to use its commercially reasonable efforts to complete the transactions contemplated by the Commitment Letter. Following the date hereof, any amendment, modification, termination or cancellation of the Commitment Letter, or any information which becomes known to the Buyer or any of its Affiliates which makes it unlikely that the Financing will be obtained on the terms set forth in the Commitment Letter, shall be promptly disclosed to the Seller. None of the Buyer or any of its Affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Lender or other Persons not to fund any of the financing provided for in the Commitment Letter.

          Section 6.5. Notice of Certain Events. From the date hereof until the Closing Date, the Buyer shall give prompt notice to the Seller of any event, development or circumstance of which the Buyer or CVC has Knowledge and which causes, or could reasonably be expected to cause, a breach of any of the Buyer's representations and warranties in Article IV or a failure to satisfy the conditions set forth in Article IX.

                                   ARTICLE VII
                              ADDITIONAL COVENANTS

          Section 7.1. Further Assurances. The Buyer and the Seller shall each, from time to time after the Closing, at the reasonable request of the other and without further consideration, execute and deliver such further documents and instruments of assignment, transfer, license or assumption and take such further action in order more effectively to transfer, reduce to possession and record title to any of the Acquired Assets, to permit the Buyer to operate the Business or to implement the assumption by the Buyer of the Assumed Liabilities.

          Section 7.2. Permits. As promptly as practicable following the Closing, the Seller shall notify each Governmental Authority that has issued any of the Permits set forth on Schedule 7.2 that the Buyer has purchased the Acquired Assets and will, following the Closing Date, be the operator of the Business and the beneficiary of the rights under each such Permit issued by such Governmental Authority. In the event that any such Governmental Authority makes any request for further information with respect to the assignment of any such Permit, the Seller will cooperate with the Buyer in responding to such request. In the event that any such Governmental Authority refuses to allow the assignment of any such Permit, the Seller will use its commercially reasonable efforts to assist the Buyer in obtaining a Permit on terms substantially similar to the Permit with respect to which such assignment was refused. The Seller shall pay all fees and out-of-pocket costs and expenses relating to the assignment of such Permits and the Buyer will reimburse the Seller for one-half of the lesser of US$45,000 and the aggregate amount of such fees, costs and expenses; provided that (i) if the Seller delivers a notice to the Buyer in the form of Exhibit J pursuant to Section 8.13(c), the Buyer will reimburse the Seller for the lesser of US$45,000 and the aggregate amount of such fees, costs and expenses, and (ii) if the Buyer delivers a notice to the Seller in the form of Exhibit O pursuant to Section 9.9, the Buyer shall have no obligation to reimburse the Seller for such fees, costs and expenses.

          Section 7.3. Books and Records. The Buyer, on the one hand, and the Seller, on the other hand, shall each, on the request of the other, make available to such other Party from time to time on a reasonable basis records and other documents substantially relating to the Acquired Assets, the Assumed Liabilities and the Business (including records or documents relating to Straddle Taxes or Transfer Taxes). Such records and other documents shall be held by the Party in possession of such documents for five years after the Closing Date and copies shall be delivered to the other Party upon such other Party's request at any time and at such other Party's out-of-pocket expense.

          Section 7.4. Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of the Seller, and not for the benefit of the Buyer or the Business. As of the Closing Date, the Buyer shall arrange for new insurance policies with respect to the Business covering all periods and agree not to seek, through any means, to benefit from any of the Seller's insurance policies which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

          Section 7.5. Payments from Third Parties. In the event that, on or after the Closing Date, the Buyer or the Seller shall receive any payments or other funds due to another Person pursuant to the terms hereof or otherwise, then the Person receiving such funds shall promptly forward such funds to the proper Person.

          Section 7.6. Substitution Labor Activities. As promptly as practicable after the Closing Date, the Buyer and the Seller, acting through their representatives pursuant to appropriate powers of attorney, will execute and deliver such further documents and instruments with all appropriate labor authorities in Mexico and take such further action as is necessary to accomplish the employer substitution set forth in this Agreement with respect to the Transferred Employees, including, without limitation, (i) the registration by the Buyer or its Affiliate of the Transferred Employees who are assigned to the Titan Apodaca Mill and the Titan Monterrey Mill with the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, (ii) the execution by the Buyer or its Affiliate of a consulting and services agreement with Desarrollo Laboral, S.A. de C.V. with respect to the Transferred Employees on substantially the same terms as the Consulting and Services Agreement, dated as of January 2, 1999, the Seller and Desarrollo Laboral, S.A. de C.V., and (iii) the execution by the Buyer or its Affiliate of an agreement with the SINTIPEC with respect to the Transferred Employees on substantially the same terms as the Social Prevision Agreement, dated as of January 2, 1999, between the Seller and SINTIPEC.

          Section 7.7. Notification of Customers. (a) No later than five Business Days prior to the Closing Date, the Seller shall provide written notice, substantially in the form of Exhibit Q-1 or Exhibit Q-2, to each customer of the Seller that owes the Seller any amount under any outstanding account receivable of the Business informing such customer of the execution of this Agreement and the Seller's intent to assign all accounts receivable of the Business outstanding at the Closing Date to the Buyer.

          (b) At the Closing, the Seller shall provide written notice, substantially in the form of Exhibit Q-3 or Exhibit Q-4 (or, in the case of any customer to whom the Seller did not deliver a notice in the form of Exhibit Q-1 or Exhibit Q-2, a notice substantially in the form of Exhibit Q-5 or Exhibit Q-6), to each customer that owes the Seller any amount under any outstanding account receivable of the Business confirming that the Closing has occurred and that all accounts receivables of the Business outstanding at the Closing had been assigned to the Buyer and that payments thereof must be delivered to the Buyer, and, if applicable, attaching a copy of the prior written notice provided to such customer pursuant to Section 7.7(a).

          Section 7.8. Assignment of Iberdrola Agreement. The Seller shall use its commercially reasonable efforts to assign to the Buyer the Seller's rights under the Iberdrola Agreement with respect to distribution of electricity to the Titan Apodaca Mill as soon as practicable following the Closing Date. The Buyer agrees to assume on and as of the date of such assignment, and to thereafter pay, perform and discharge when due (or cause to be paid, performed and discharged when due), all liabilities and obligations of the Seller arising under the Iberdrola Agreement with respect to distribution of electricity to the Titan Apodaca Mill, other than liabilities or obligations arising out of any condition, event, action or failure to act prior to the date of such assignment.

          Section 7.9. Water Connection. (a) The Buyer shall have the right to provide written notice to the Seller (the "Water Notice") at any time prior to the earlier to occur of (i) in the event that a ruling in the litigation described in Schedule 3.15 is issued in favor of the Seller that permits the Buyer, without additional cost to or obligation imposed on the Buyer, to draw water for not less than ten years from wells located at the Titan Apodaca Mill in a manner that will enable the Buyer to operate the Business in the same manner as the Seller operated the Business in the Ordinary Course prior to the Closing, the expiration of the time in which the Comision Nacional del Agua is permitted to file an appeal of such ruling without the Comision Nacional del Agua filing such an appeal, and (ii) the first anniversary of the Closing Date, stating that the Buyer has elected to construct and install a connection between the treated waste water main with sufficient capacity nearest the Titan Apodaca Mill (the "First Water Alternative") and the water intake of the Titan Apodaca Mill (or if the Buyer reasonably determines that the First Water Alternative is not commercially feasible, the lowest cost alternative water source that the Buyer reasonably determines will permit the Buyer to operate the Business in the same manner as the Seller operated the Business in the Ordinary Course prior to the Closing) (the "Water Connection"). If the Buyer provides the Water Notice within such period, which notice shall include commercially reasonable technical specifications for the Water Connection which will permit the Buyer to operate the Business in the same manner as the Seller operated the Business in the Ordinary Course prior to the Closing, the Seller shall pay the cost and out-of-pocket expense of the construction and installation of the Water Connection. Within 30 days of the receipt of such notice, the Seller shall provide to the Buyer the names of three construction and engineering firms reasonably satisfactory to the Buyer from whom bids to perform the construction and installation of the Water Connection may be solicited by the Buyer. The Buyer shall as promptly as practicable solicit bids from such construction and engineering firms and select from among such bidders a construction and engineering firm which shall be engaged to construct and install the Water Connection on the terms of the bid that it submitted. The Buyer shall use its commercially reasonable efforts, including in its solicitation and evaluation of bids, to ensure that the Water Connection is completed within a reasonable amount of time following the date on which the Seller provides the name of eligible bidders. Upon the completion of the construction and installation of the Water Connection in conformity with the technical specifications included in the Water Notice ("Satisfactory Completion"), the Buyer shall cease drawing water from the wells located at the Titan Apodaca Mill in a manner that would create liability for the Seller.

          (b) The Seller and the Buyer agree that in the event that the Buyer elects to construct and install the Water Connection pursuant to Section 7.9(a),
(i) in the event that the U.S. Dollar Equivalent, as of the date of Satisfactory Completion of the Water Connection, of the price that would be charged to the Buyer for water from the new water source, at the rates in effect on the date of Satisfactory Completion of the Water Connection, for the quantity of water drawn by the Titan Apodaca Mill during the last full calendar month preceding the date of Satisfactory Completion of the Water Connection (the "New Water Cost") exceeds the U.S. Dollar Equivalent, as of the date of Satisfactory Completion of the Water Connection, of the cost to the Buyer of water drawn by the Titan Apodaca Mill from the wells located at the Titan Apodaca Mill during the last full calendar month preceding the date of Satisfactory Completion of the Water Connection (the "Existing Water Cost "), upon Satisfactory Completion of the Water Connection the Seller will pay the Buyer an amount equal to the net present value, calculated using a discount rate of 12%, of a series of monthly payments over 10 years with each monthly payment in an amount equal to the amount by which the New Water Cost exceeds the Existing Water Cost, and (ii) in the event that the New Water Cost is less than the Existing Water Cost, the Buyer will pay the Seller, on the later of (x) the date which is 18 months after the Closing Date, and (y) the date of the Satisfactory Completion of the Water Connection, an amount equal to the lesser of (A) the net present value, calculated using a discount rate of 12%, of a series of monthly payments over 10 years with each monthly payment in an amount equal to the amount by which the Existing Water Cost exceeds the New Water Cost, and (B) the amount paid by the Seller with respect to the reimbursement of costs and out-of-pocket expenses pursuant to Section 7.9(a).

          Section 7.10. Cooperation in Tax Matters. (a) After the Closing Date, the Parties shall cooperate with one another in connection with the preparation and filing of tax returns and any audits or proceedings relating to Straddle Taxes or Transfer Taxes, including furnishing or making available books and records relating to such Taxes and making employees, available on a mutually convenient basis to provide explanations of any such books and records.

          (b) Without limiting the generality of Section 7.10(a), the Parties agree that as soon as practicable after the Closing Date, the Buyer will prepare an application for a refund of all VAT equivalent amounts charged to the Buyer by the Seller with respect to the sale of the Assessed Acquired Assets (the "VAT Refund Application"), and that the Seller shall cooperate with the Buyer in the preparation of the VAT Refund Application. The Buyer agrees that as soon as practicable following the Closing, the Buyer shall execute and file the VAT Refund Application with the Servicio de Administracion Tributaria and shall use its commercially reasonable efforts to file all other documentation, including, without limitation, a certificate from the auditors of the Buyer stating the amount of VAT that the Buyer is entitled to have refunded, and perform all actions necessary in order to receive the entire amount of the VAT Refund as promptly as practicable. The Seller shall reasonably cooperate with the Buyer in the preparation of such other documentation and the performance of such actions. The Buyer shall provide a written notice to the Seller within three Business Days following the receipt of any VAT Refund, stating the VAT Refund Date with respect to such VAT Refund and the amount of such VAT Refund.

                                  ARTICLE VIII
                      CONDITIONS TO THE BUYER'S OBLIGATIONS

          The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

          Section 8.1. Representations and Warranties; Performance. All representations and warranties not qualified as to materiality or Seller Material Adverse Effect made by the Seller in this Agreement shall be true in all material respects, and all other representations and warranties made by the Seller in this Agreement shall be true in all respects, at and as of the time when made, and at and as of the time of the Closing as though such representations and warranties were made at and as of such time or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date. The Seller shall have performed and complied in all respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by such Seller at or before the Closing.

          Section 8.2. Consents. All Consents specified in Schedule 3.4 shall have been obtained, in form and substance reasonably satisfactory to the Buyer, other than Consents with respect to the assignment of the Permits set forth on
Schedule 7.2.

          Section 8.3. Seller's Closing Certificates. The Buyer shall have received a certificate of the President or a Vice President of the Seller (the "Seller's Closing Certificate"), dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

          Section 8.4. Antitrust. Effective as of Closing, the Parties shall have secured the non-objection from the Mexican Federal Competition Commission (Comision Federal de Competencia) regarding the execution of the transaction.

          Section 8.5. Absence of Certain Proceedings. No Action seeking to prevent or render illegal consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be pending.

          Section 8.6. Financing. The conditions to the final funding contemplated by the Commitment Letter with respect to the Financing shall have been satisfied in full or waived, and the cash contemplated by the Commitment Letter shall have been provided or made available to the Buyer on the terms set forth in the Commitment Letter and at interest rates that do not exceed (i) in the case of the floating rate Mexican Peso financing described in the Commitment Letter, TIIE plus 300 basis points, (ii) in the case of the fixed rate Mexican Peso financing described in the Commitment Letter, 15.30% per annum, and (iii) in the case of the U.S. Dollar financing described in the Commitment Letter, 25 basis points in excess of the spreads set forth in the Commitment Letter.

          Section 8.7. Opinion of Counsel. The Buyer shall have received an opinion of counsel, dated as of the Closing Date, from White & Case, S.C., special Mexican counsel to the Seller, as to the matters set forth in Exhibit D, an opinion of counsel, dated as of the Closing Date, from Gabriel Villegas, general counsel of Durango, as to the matters set forth in Exhibit E, and an opinion of counsel, dated as of the Closing Date, from White & Case LLP, special U.S. counsel to the Seller, as to matters set forth in Exhibit F.

          Section 8.8. Transition Services Agreement. The Seller shall have executed and delivered to the Buyer a Transition Services Agreement (the "Transition Services Agreement") substantially in the form of Exhibit G.

          Section 8.9. Monterrey Facility Lease. The Seller shall have executed and delivered to the Buyer a lease with respect to the Titan Monterrey Mill (the "Monterrey Facility Lease") substantially in the form of Exhibit H.

          Section 8.10. Financial Certificate. The Seller shall have delivered to the Buyer a certificate signed by the President or Vice President of the Seller (i) certifying that the Closing Accounts Receivable exceed the Closing Accounts Payable, and (ii) attaching thereto (A) a statement of the Closing Accounts Receivable, including the invoice number, the amount and the debtor for each account receivable included in the Closing Accounts Receivable, and (B) a statement of the Closing Accounts Payable, including the invoice number, the amount and the creditor for each account payyable included in the Closing Accounts Payable (the "Financial Certificate").

          Section 8.11. Noncompete and Nonsolicitation Agreement. Each of Miguel Rincon, Jose Antonio Rincon, Jesus Rincon, Wilfrido Rincon, Ignacio Rincon and Martin Rincon, each of their spouses, and each of the Seller and Durango shall have executed and delivered to the Buyer a noncompete and nonsolicitation agreement substantially in the form attached as Exhibit I (the "Noncompete and Nonsolicitation Agreement").

          Section 8.12. Sales Invoice. The Seller shall have delivered to the Buyer an invoice for the Assessed Acquired Assets (other than the Real Property included therein) that (a) is prepared in accordance with Mexican Tax Laws, (b) is in form and substance reasonably satisfactory to the Buyer, and (c) sets forth a Purchase Price Allocation that is consistent with Schedule 2.11 or, if the Buyer and the Seller are unable to reach agreement with respect to the Purchase Price Allocation, sets forth a purchase price allocation that is reasonably satisfactory to the Buyer.

          Section 8.13. Mexican Peso Devaluation. (a) The number of Mexican Pesos required to purchase US$1 on any date from the date hereof to and including the Closing Date using the Average Exchange Rate, as of each such date, shall have not been greater than 1.2 times the number of Mexican Pesos required to purchase US$1 using the Reference Exchange Rate.

          (b) The number of Mexican Pesos required to purchase US$1 using the exchange rate published by the Banco de Mexico in the Diario Oficial de la Federacion for the close of business on any of the five consecutive days on which such exchange rates are published immediately prior to the Closing Date shall not have been greater than 1.2 times the number of Mexican Pesos required to purchase US$1 using the Reference Exchange Rate.

          (c) The number of Mexican Pesos required to purchase US$1, using the higher of the number of Mexican Pesos per US$1 reflected in (i) the Average Exchange Rate for the close of business on the fourth Business Day prior to the Closing Date, and (ii) the exchange rate published by the Banco de Mexico in the Diario Oficial de la Federacion for the close of business on the fourth Business Day prior to the Closing Date, shall not have exceeded 10.91 (the "Buyer Peso Threshold"); provided, however, that the condition set forth in this clause (c) shall be deemed satisfied if, on or prior to the third Business Day prior to the Closing Date, the Seller delivers to the Buyer a notice in the form of Exhibit J, stating its agreement to reduce the Initial Amount to the number of U.S. Dollars that could be purchased with 589,140,000 Mexican Pesos using the higher of the number of Mexican Pesos per US$1 reflected in (x) the Average Exchange Rate for the close of business on the fourth Business Day prior to the Closing Date and (y) the exchange rate published by the Banco de Mexico in the Diario Oficial de la Federacion for the close of business on the fourth Business Day prior to the Closing Date.

          Section 8.14. Solvency Certificate. The Seller shall have delivered to the Buyer a certificate signed by PWC in the form attached as Exhibit K.

          Section 8.15. Hartmann 420 Lease. The Seller shall have delivered to the Buyer written evidence, in form and substance reasonably satisfactory to the Buyer, that the Financial Lease Agreement dated March 27, 1996 between Corporacion Durango, S.A. de C.V., as Lessee, and Arrendadora Bank of America, S.A., as Lessor, as amended on February 13, 1998 and October 11, 2002, has been paid in full.

                                   ARTICLE IX
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

          The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or waiver by the Seller), at or prior to the Closing, of each of the following conditions:

          Section 9.1. Representations and Warranties; Performance. All representations and warranties not qualified as to materiality or Buyer Material Adverse Effect made by the Buyer in this Agreement shall be true in all material respects, and all other representations and warranties made by the Buyer in this Agreement shall be true in all respects, at and as of the time when made, and at and as of the time of the Closing as though such representations and warranties were made at and as of such time or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date. The Buyer shall have performed and complied in all respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by the Buyer at or before the Closing.

          Section 9.2. Consents. All Consents specified in Schedule 4.3 shall have been obtained.

          Section 9.3. Absence of Certain Proceedings. No Action seeking to prevent or render illegal consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be pending.

          Section 9.4. Buyer's Closing Certificate. The Seller shall have received from the Buyer a certificate of an officer of the Buyer (the "Buyer's Closing Certificate"), dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

          Section 9.5. Antitrust. Effective as of Closing, the Parties shall have secured the non-objection from the Mexican Federal Competition Commission (Comision Federal de Competencia) regarding the execution of the transaction.

          Section 9.6. Releases. The Seller and its Affiliates shall be released from all of their obligations under the Contracts listed in Schedule 9.6 as of the Closing Date.

          Section 9.7. Intentionally Omitted.

          Section 9.8. Opinion of Counsel. The Seller and Durango shall have received an opinion of counsel, dated as of the Closing Date, from Ritch, Heather y Mueller, special Mexican counsel to the Buyer, as to the matters set forth in Exhibit M, and an opinion of counsel, dated as of the Closing Date, from Cleary, Gottlieb, Steen & Hamilton, special U.S. counsel to the Buyer and the Guarantor, as to matters set forth in Exhibit N.

          Section 9.9. Mexican Peso Valuation. The number of Mexican Pesos required to purchase US$1, using the lower of the number of Mexican Pesos per US$1 reflected in (i) the Average Exchange Rate for the close of business on the fourth Business Day prior to the Closing Date, and (ii) the exchange rate published by the Banco de Mexico in the Diario Oficial de la Federacion for the close of business on the fourth Business Day prior to the Closing Date, shall not have been fewer than 10.2 (the "Seller Peso Threshold"); provided, however, that the condition set forth in this Section 9.9 shall be deemed satisfied if, on or prior to the third Business Day prior to the Closing Date, the Buyer delivers to the Seller a notice in the form of Exhibit O, stating its agreement to increase the Initial Amount to the number of U.S. Dollars that could be purchased with 550,800,000 Mexican Pesos using the lower of the number of Mexican Pesos per US$1 reflected in (x) the Average Exchange Rate for the close of business on the fourth Business Day prior to the Closing Date and (y) the exchange rate published by the Banco de Mexico in the Diario Oficial de la Federacion for the close of business on the fourth Business Day prior to the Closing Date.

                                   ARTICLE X
                 EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

          Section 10.1. Transferred Employees. At the Closing, the Buyer or one of its Affiliates will deliver written notice to SINTIPEC and each of the Active and Inactive Employees set forth in Schedule 3.19(b) (with a copy to the Seller), in accordance with the provisions of Article 41 of the Mexican Federal Labor Law, of the occurrence of an employer labor substitution, in substantially the forms attached hereto as Exhibits P-1 through P-4. The Business Employees so notified shall be referred to as "Transferred Employees."

          Section 10.2. Collective Bargaining Agreements. From and after the Closing, the Buyer or one or more of its Affiliates will honor the collective bargaining agreements (the "Existing CBAs") with SINTIPEC and FENASA listed on
Schedule 3.19(a) pursuant to which the Buyer or its Affiliates will provide the same terms and conditions of employment, including without limitation, at the same wage level, in the same job classification, with the same benefits and with the same level of seniority, provided that (i) with respect to the Monterrey CBAs, this obligation shall only apply to the Transferred Employees covered by the Monterrey CBAs and that portion of the Monterrey CBAs applicable to such Transferred Employees, and
(ii) with respect to the Guadalajara CBAs, this obligation shall only apply to the Transferred Employees covered by the Guadalajara CBAs and that portion of the Guadalajara CBAs applicable to such Transferred Employees. The Seller will, and will cause its directors, officers and employees to, use their commercially reasonable efforts to cooperate with and otherwise assist the Buyer and its Affiliates in any discussions with the Transferred Employees, SINTIPEC and FENASA. The Seller and the Buyer will also take all necessary action (i) to amend the Monterrey CBAs by dividing them from single agreements covering all the employees located in Monterrey to distinct agreements covering separately the facilities that are included in the Acquired Assets and the facilities that are not, and (ii) to amend the Guadalajara CBAs by dividing them from single agreements covering all the employees located in Guadalajara to distinct agreements covering separately the facilities that are included in the Acquired Assets and the facilities that are not.

          Section 10.3. Employee Benefit Plans.

          (a) For at least one year following the Closing Date, the Buyer or its Affiliates shall provide or cause to be provided to each Transferred Employee:
(i) a salary or wage level and bonus opportunity (i.e., the percentage of salary that may be earned as a bonus) at least equal to the salary or wage level and bonus opportunity to which such Transferred Employee was entitled immediately prior to the Closing Date; (ii) benefits identical to those available to the Transferred Employees pursuant to the Employee Benefit Plans immediately prior to the Closing Date, and (iii) severance benefits no less favorable than the severance benefits provided under the Seller's severance benefit program as disclosed on Schedule 3.16(a).

          (b) The Buyer or its Affiliates shall grant all Transferred Employees on and after the Closing Date credit for all service with the Seller or its Affiliates and any of their respective predecessors prior to the Closing Date for the purpose of seniority to the same extent as if such service had been provided to the Buyer, and the Buyer or its Affiliates shall waive any pre-existing condition exclusions and actively-at-work requirements to the extent that such requirements would have been satisfied had each Transferred Employee been employed by the Buyer during any period during which such Transferred Employee was employed by the Seller or its Affiliates or their respective predecessors and provide that any expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under each employee benefit plan in which Transferred Employees will be eligible to participate to the same extent as if such expenses had been incurred under such employee benefit plans.

          (c) The Buyer shall be responsible for (i) all liabilities and obligations with respect to any Transferred Employee arising out of circumstances or events occurring on or after the Closing Date, including, but not limited to, all liabilities and obligations for wages, benefits, compensation, worker's compensation claims, accrued vacation, contributions, insurance and health maintenance organization premiums, reserves and administrative expenses, and (ii) liabilities and obligations to provide post-retirement health and life insurance benefits to Transferred Employees; provided that the Seller shall retain responsibility for liabilities and obligations under any health benefit plan arising from any continuous period of hospitalization commencing prior to the Closing Date.

          Section 10.4. Former Employees. Effective as of the Closing Date, the Buyer shall assume and be responsible for the obligation to pay the Pension Obligations to the Former Employees set forth on Schedule 3.16(e) and the obligations to, or claims made under any Employee Benefit Plan set forth on
Schedule 10.4 by, such Former Employees and their beneficiaries arising out of circumstances or events occurring on or after the Closing.

          Section 10.5. Seller's Obligation to Transferred Employees. Except as provided in Section 10.3, the Seller shall retain all liabilities and obligations with respect to any Transferred Employee arising out of circumstances or events occurring prior to the Closing, including without limitation:

          (a) Liability for any salary or other payment claimed to be owed to a Transferred Employee in connection with such Transferred Employee's service with the Seller or any of its Affiliates prior to the Closing;

          (b) Responsibility for any obligations to, or claims made by Transferred Employees under, any Employee Benefit Plan that arise from events that occurred prior to the Closing;

          (c) Responsibility for all worker's compensation claims made by Transferred Employees that arise from events that occurred prior to the Closing; and

          (d) Responsibility for any obligations or liabilities to the Instituto Mexicano del Seguro Social, the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, the Patrimonio de la Vivienda Grupo Industrial A.C. or the Sistema de Ahorro Para el Retiro arising out of circumstances or events occurring prior to the Closing.

          Section 10.6. Seller's Retained Obligations. The Seller shall retain all liabilities and obligations with respect to all Business Employees who do not become Transferred Employees, other than the liabilities undertaken by the Buyer pursuant to Section 10.4, including without limitation:

          (a) Liability for any salary, severance or other payment claimed by any Business Employee in connection with such Business Employee's service with the Seller or any of its Affiliates;

          (b) Responsibility for any obligations to, or claims made under any Employee Benefit Plan by, such Business Employee;

          (c) Responsibility for all worker's compensation claims made by such Business Employee; and

          (d) Responsibility for any obligations or liabilities to the Instituto Mexicano del Seguro Social, the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, the Patrimonio de la Vivienda Grupo Industrial A.C. or the Sistema de Ahorro Para el Retiro in connection with such Business Employee.

                                   ARTICLE XI
                                   TERMINATION

          Section 11.1. Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Parties; or

          (b) by the Buyer, on the one hand, or the Seller, on the other hand, if the Closing shall not have occurred on or prior to February 28, 2003, provided, however, that the right to terminate this Agreement under this
     Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by the Buyer by giving notice to the Seller at any time prior to the Closing in the event that the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of such breach and the breach, if capable of cure, has continued without cure for a period of 30 days after the notice of breach; or

          (d) by the Seller by giving notice to the Buyer at any time prior to the Closing in the event that the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of such breach and the breach, if capable of cure, has continued without cure for a period of 30 days after the notice of breach.

          Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith cease to be of any further force and effect (except for Section 6.3, this Article XI and Article XIII, which shall survive such termination), and there shall be no liability or obligation on the part of any Party.

                                   ARTICLE XII
                          SURVIVAL AND INDEMNIFICATION

          Section 12.1. Survival. The representations and warranties of the Seller contained in Article III of this Agreement shall survive the Closing until the first anniversary of the Closing Date and shall thereupon expire, together with any right to indemnification in respect thereof; provided, however, that the representations and warranties of the Seller contained in Sections 3.9(a) and 3.9(c) (Title to and Sufficiency and Condition of Assets),
3.16 (Employee Benefit Plans), 3.17 (Tax Matters), 3.18 (Environmental Matters) and Section 3.19(a)(iii), (iv) and (v) (Labor Matters) shall survive until the thirtieth day following the expiration of the applicable statute of limitations for Third-Party Claims with respect to matters addressed by such provisions. The representations and warranties of the Buyer contained in Article IV of this Agreement shall survive the Closing until the first anniversary of the Closing Date and shall thereupon expire, together with any right to indemnification in respect thereof. Neither the period of survival nor the liability of a Party with respect to its representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other Party. The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing; provided, however, that the Buyer's right to indemnification for the breach of Section 5.2 shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements contained herein to be performed or complied with at or after the Closing shall survive the Closing until the expiration of the applicable statute of limitations. If notice of a claim has been given prior to the expiration of the applicable survival period by a Party to the other Party, then the relevant representations, warranties and covenants shall survive as to such claim, until such claim has been finally resolved.

          Section 12.2. Indemnification by the Seller and Durango. (a) From and after the Closing, the Seller and Durango, jointly and severally, shall indemnify and hold harmless the Buyer, its Affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors (collectively, the "Buyer Indemnitees") from and against any and all Losses incurred by any of them arising out of or resulting from: (i) any breach of any representation or warranty of the Seller contained in this Agreement, the Seller's Closing Certificate or the Financial Certificate (in each case disregarding for such purpose any qualifications set forth in this Agreement, the Seller's Closing Certificate or the Financial Certificate with respect to materiality or Seller Material Adverse Effect); (ii) any failure by the Seller to perform any of its covenants or agreements contained (A) in Section 5.2 or
(B) in any other provision of this Agreement; (iii) any failure to pay when due any liabilities not assumed by the Buyer, (iv) any Straddle Tax payable by the Seller pursuant to Section 2.12(a) or any other Tax not assumed by Buyer pursuant to Section 2.12, (v) the failure of the Seller to comply with any of the provisions of Article X or any claim against the Buyer or its Affiliates that is inconsistent with the allocation of responsibilities under Article X, and (vi) any Loss arising out fines or other penalties imposed by or any other action taken by any Governmental Authority relating to the matter described on
Schedule 3.15 to the extent relating to the use of water by the Seller or the Buyer prior to (A) in the event that the Buyer delivers the Water Notice in accordance with Section 7.9, the date of Satisfactory Completion of the Water Connection, or (B) in the event that the Buyer does not deliver the Water Notice in accordance with Section 7.9, the first anniversary of the Closing Date.

          (b) From and after the Closing, the Seller and Durango, jointly and severally, will indemnify, hold harmless, and defend, Buyer Indemnitees from and against any Losses, to the extent that such Losses arise from or relate to any circumstance or condition involving the conduct of the Business or the use, operation or ownership of the Acquired Assets and occurring or existing prior to the Closing Date, resulting from: (i) any claim of a third party pursuant to Environmental Laws in effect as of the Closing Date relating to personal injury, property damage, damage to the environment or the presence or exposure to any hazardous or toxic substances, materials or wastes; (ii) any notification, investigation, monitoring or remediation of, or other response to, any presence, use, storage, treatment, disposal or release of hazardous or toxic substances, materials or wastes, to the extent required pursuant to Environmental Laws in effect as of the Closing Date; and (iii) the disposal, or arranging for the disposal, at any offsite facility of hazardous or toxic materials or wastes used, generated or stored by the Seller at the Facilities, to the extent required pursuant to Environmental Laws in effect as of the Closing Date (collectively referred to as "Indemnified Environmental Losses"); provided, however, that the Seller shall have no indemnification obligations with respect to any Indemnified Environmental Losses for conditions discovered in any Phase 2 soil or water investigation conducted by the

Buyer after the Closing for the sole purpose of pursuing an indemnity claim under this Agreement; provided, further, that the Seller shall have no indemnification obligations with respect to Indemnified Environmental Losses of the type described in clauses (ii) or (iii) unless such Indemnified Environmental Losses are the subject of a Notice given in accordance with
Section 12.4 within three years of the Closing Date.

          Section 12.3. Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors (collectively, the "Seller Indemnitees") from and against any and all Losses incurred by any of them arising out of or resulting from: (a) any breach of any of the representations and warranties of the Buyer contained in this Agreement or the Buyer's Closing Certificate (in each case disregarding for such purpose any qualifications set forth in the Agreement of the Buyer's Closing Certificate with respect to materiality or Buyer Material Adverse Effect); (b) any failure by the Buyer to perform any of its covenants or agreements contained in this Agreement; (c) any failure to pay when due the Assumed Liabilities, (d) any Straddle Tax payable by the Buyer pursuant to
Section 2.12, or (e) the failure of the Buyer to comply with any of the provisions of Article X or any claim against the Seller or its Affiliates that is inconsistent with the allocation of responsibilities under Article X.

          Section 12.4. Procedure for Indemnification. In the event that any Indemnitee shall incur or suffer any Losses in respect of which indemnification may be sought hereunder by the Seller, on the one hand, or Buyer, on the other hand, the Indemnitee shall assert a claim for indemnification by notice (the "Notice") to the Indemnitor stating the nature and basis of such claim, and, if known, the amount, or a good faith estimate of the amount, of the liability arising therefrom. Promptly after receipt by an Indemnitee of Notice of the assertion of a claim or the commencement of any action, litigation or proceeding by any third party (a "Third-Party Claim") with respect to a matter for which indemnification is or may be owing pursuant to Section 12.2 or Section 12.3, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor informed of all other information it receives with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor prompt Notice and such other information as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless and then only to the extent that the Indemnitor shall have been actually prejudiced thereby. The Indemnitee shall provide to the Indemnitor, as promptly as practicable after giving notice of such claim, information and documentation reasonably requested by the Indemnitor to support and verify the claim asserted, unless the Indemnitee has been advised by counsel that there are no reasonable grounds to assert a joint defense privilege with respect to such information and documentation. The Indemnitor shall have the right, at its option and at its own expense, to participate in or, by giving written notice to the Indemnitee within the Dispute Period, to take control of, the defense, negotiations and/or settlement of any such Third-Party Claim, with counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee may at the sole cost and expense of the Indemnitee, at any time prior to the Indemnitor's delivery to the Indemnitee of the notice referred to in this sentence, file any motion, answer or other pleadings or take any other action that the Indemnitee reasonably believe necessary (based upon the exigencies of the Third Party Claim) to protect its interests; provided further that if the filing of any such motion, answer or other pleading or the taking of such action prejudices the ability of the Indemnitor to defend, negotiate and/or settle such Third

Party Claim, the Indemnitor shall be relieved of its obligations under this
Article XII to the extent of the Indemnitor has been prejudiced thereby. After the Indemnitor takes control of the defense, negotiation and/or settlement of any such Third-Party Claim, the Indemnitee shall have the right to participate therein, at its own expense and with counsel of its own choosing; provided, however, that the Indemnitor shall pay for the costs and expenses of such separate counsel if, in the good faith judgment of the Indemnitee based upon the advice of counsel, representation of both the Indemnitor and the Indemnitee would be inappropriate under the relevant standards of professional conduct. The Parties shall cooperate and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third-Party Claim or proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. Notwithstanding anything to the contrary herein, if (i) the Indemnitor fails or refuses to undertake the defense of any such Third-Party Claim within the Dispute Period or disputes its liability to the Indemnitee under this
Article XII with respect to such Third-Party Claim, (ii) the Indemnitor fails to diligently defend and contest such Third-Party Claim in a Commercially Reasonable Manner with counsel reasonably acceptable to the Indemnitor, or (iii) the Indemnitee irrevocably waives its right to indemnity hereunder with respect to such Third-Party Claim, then the Indemnitee shall have the right to take control of the defense, negotiation and/or settlement of such Third-Party Claim at, in the case of clauses (i) and (ii) above, the Indemnitor's expense. Notwithstanding anything to the contrary herein, the Indemnitor or the Indemnitee, as the case may be, having undertaken to defend any Third Party Claim, including any claim with respect to Indemnified Environmental Losses, shall undertake such defense (including litigation, negotiation or the performance of any action described in Section 12.2(b)(ii) or (iii)) in a Commercially Reasonable Manner. "Commercially Reasonable Manner" shall be determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to avoid or mitigate a loss or liability or potential loss or liability (including, without limitation, taking into account any adverse effect such Third Party Claim may have on the Indemnitee or any of its Affiliates that may arise other than as a result of monetary damages), and with respect to Environmental Matters, to achieve compliance (based on reasonable reliance on the advice of expert third-party consultants or counsel) with Environmental Law. Notwithstanding anything to the contrary herein, neither the Indemnitor nor the Indemnitee shall settle or compromise any Third-Party Claim without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any settlement or compromise shall include an unconditional release of the Indemnitee from all liabilities or obligations relating to the Third-Party Claim and provides only for the payment of monetary damages solely by the Indemnitor without any obligations on the part of the Indemnitee.

          Section 12.5. Payment. (a) With respect to Third-Party Claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a final judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; (iii) the entering into of any settlement agreement in accordance with the provisions of this Article XII; (iv) the entry of any consent order or decree binding upon the Indemnitee.

          (b) In addition to any other rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of such rights, upon the resolution of any claim of indemnification hereunder, the Indemnitee shall have the right, at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Indemnitor or any other Person (any such notice being expressly waived) to set off the amount required to be paid by the Indemnitor in respect of such claim against any obligations owed by the Indemnitee to the Indemnitor, under any other Transaction Document or otherwise, regardless of whether such obligations, or any of them, shall be contingent or unmatured.

          Section 12.6. Adjustment Amounts. Notwithstanding anything to the contrary set forth herein, the Buyer shall not be deemed to have suffered or incurred any Loss to the extent such Loss was included in any adjustments made pursuant to Sections 2.8 or 2.9 and the payment in respect thereof was made by the Seller to the Buyer.

          Section 12.7. Limitations on Indemnification. (a) The indemnification obligations set forth in this Agreement, including in this Article XII, shall be limited to indemnification for actual damages suffered and shall not include consequential or punitive damages; provided, however, that any consequential or punitive damages recovered by a third party against an Indemnitee entitled to indemnity under this Agreement shall be included in the damages recoverable pursuant to the indemnities herein.

          (b) Notwithstanding any other provision of this Article XII, (i) the aggregate liability of the Seller under Section 12.2 shall in no event exceed the aggregate amount of the Purchase Price, as adjusted pursuant to Sections 2.8 and 2.9 and (ii) no amount shall be payable for indemnification pursuant to Sections 12.2(a)(i), 12.2(a)(ii)(A) or 12.2(b), except to the extent the aggregate amount payable under Sections 12.2(a)(i), 12.2(a)(ii)(A) and 12.2(b) exceeds US$500,000.

          (c) No Buyer Indemnitee shall be entitled to indemnification for any Losses to the extent that an amount has been reserved, provided or allowed for in the Reference Balance Sheet in respect of such Losses and such amount is in respect of Acquired Assets or Assumed Liabilities.

          (d) No Indemnitee shall be entitled to indemnification under this
Article XII to the extent, if any, that any Losses result from a failure on the part of any Indemnitee to exercise good faith in not jeopardizing or prejudicing the interests of the Indemnitor or otherwise arises out of any gross negligence or willful misconduct of an Indemnitee.

          (e) All indemnification payments under this Article XII shall be made by the Indemnitor net of any any actual reduction in Taxes paid by the Indemnitee realized as a result of such Losses or such obligations that are actually paid to the Indemnitee.

          (f) All indemnification payments under this Article XII shall be paid in U.S. Dollars. The amount of any indemnification payments with respect to Losses that were incurred in Mexican Pesos shall be the U.S. Dollar Equivalent of the amount of such Loss as of the date on which such the amount of such Loss was incurred by the Indemnitee. The amount of any indemnification payments with respect to Losses that were incurred in any currency other than

U.S. Dollars or Mexican Pesos shall be shall be converted into U.S. Dollars at the rate of exchange at which, in accordance with normal banking procedures, the Indemnitee could purchase with such other currency in The City of New York on the Business Day preceding that on which the amount of such Loss was incurred by the Indemnitee.

          Section 12.8. Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, each Party waives any rights and claims it may have against any other Party and any of their Affiliates, whether in law or in equity, relating to the transactions contemplated hereby (other than any such rights or claims under the Transition Services Agreement, the Monterrey Facility Lease or the Noncompete and Nonsolicitation Agreement). The rights and claims waived by the Parties include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, the indemnification provisions of this Agreement shall provide the exclusive remedy to the Parties for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby (other than any claim arising under the Transition Services Agreement, the Monterrey Facility Lease or the Noncompete and Nonsolicitation Agreement or any claim arising from the failure of the Seller to comply with the provisions of Section 7.7).

          Section 12.9. Tax Treatment. The Parties shall treat all indemnification payments made pursuant to this Agreement as adjustments to the Purchase Price for all Tax purposes. If, notwithstanding the prior sentence, any such payment is deemed taxable income or otherwise is subject to Tax, an additional amount shall be paid such that the amount received net of such Tax, is equal to what would have been received had no Tax applied, provided, however, that the amount of any Losses or indemnification obligations under this Article XII shall be adjusted (including, without limitation, retroactively) to take account of any actual reduction in Taxes paid by the Indemnitee realized as a result of such Losses or such obligations.

                                  ARTICLE XIII
                                  MISCELLANEOUS

          Section 13.1. Fees and Expenses. Except as otherwise provided herein, each of the Parties shall pay all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

          Section 13.2. Amendments. This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties.

          Section 13.3. Entire Agreement. This Agreement (including the Schedules, Exhibits and other documents referred to herein) and the other Transaction Documents constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior agreements and understandings, whether oral or written, between the Parties, with respect to such subject matter, all of which are merged herein. The Parties acknowledge that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby they have not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement and the other Transaction Documents. In furtherance and not in limitation of the foregoing, the Buyer acknowledges that the Seller has not made any representations or warranties, of any kind, either express or implied, except as expressly set forth in this Agreement or the other Transaction Documents. THE BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY THE SELLER ARE IN LIEU OF, AND THE BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          Section 13.4. Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that the Buyer may assign this Agreement as security for obligations undertaken in connection with the Financing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 13.5. Headings. Headings of the Articles, Sections, Schedules and Exhibits of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          Section 13.6. Notices. Any notice, request, claim, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and delivered personally, by facsimile transmission or sent by registered or certified mail (postage prepaid return receipt requested),

          If to the Seller, to:
          Empaques de Carton Titan, S.A. de C.V.
          Edificio Losoles
          Ave. Lazaro Cardena 2400
          6 Piso, Nave B-61
          Residencial San Agustin
          Garza Garcia, N.L.
          Monterrey, Mexico C.P. 66220
          Facsimile No.: 011-52-818-363-1849
          Attention: Ignacio Rincon
          with a copy to:

          White & Case LLP
          200 S. Biscayne Boulevard
          Suite 4900
          Miami, Florida 33131
          Facsimile No.: (305) 358-5744
          Attention: Emilio J. Alvarez-Farre

          If to Durango, to:

          Corporacion Durango, S.A. de C.V.
          Potasio No. 150
          Ciudad Industrial
          Durango, Durango
          Mexico CP 34220
          Facsimile No.: 011-52-618-814-0048
          Attention: C.P. Mayela Rincon de Velasco

          with a copy to:

          White & Case LLP
          200 S. Biscayne Boulevard
          Suite 4900
          Miami, Florida 33131
          Facsimile No.: (305) 358-5744
          Attention: Emilio J. Alvarez-Farre

          If to the Buyer, to:

          Citigroup Venture Capital
          201 S. Biscayne Boulevard
          Suite 700
          Miami, Florida 33131
          Facsimile No: (305) 347-1443
          Attention: R. Andrew de Pass

          and

          Citigroup Venture Capital
          399 Park Avenue, 14th Floor
          New York, New York 10043
          Facsimile No: (212) 793-3368
          Attention: Alex Manzo
          with a copies to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York 10006
          Facsimile No: (212) 225-3999
          Attention: Jeffrey S. Lewis

          and

          Ritch Heather y Mueller
          Torre del Bosque
          Blvd. M. Avila Camacho No. 24, Piso 20
          Col.Lomas de Chapultepec
          11000 Mexico, D.F.
          Facsimile No: +52 55 9178 7095
          Attention: James Ritch

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (evidenced, in the case of, a facsimile transmission, by the receipt of the correct answer back).

          Section 13.7. Governing Law; Arbitration. (a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent that such principles or rules would require the application of the laws of another jurisdiction to the interpretation of the Parties' rights and obligations hereunder); provided that the arbitration provisions set forth herein and any arbitration conducted thereunder shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code, to the exclusion of any state or municipal law of arbitration, and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

          (b) (i) Except as otherwise provided herein, the Parties irrevocably agree that any and all disputes, controversies or claims arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration. Except as provided in Sections 2.8 and 2.9, the arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language; provided that either Party may submit testimony or documentary evidence in Spanish and shall, on the request of the other Party, furnish a translation or interpretation into the other language of any such testimony or documentary evidence.

          (ii) Any arbitration under this Section 13.7 shall be conducted by three arbitrators and for purposes of this Section 13.7(b)(ii), the Buyer and its Affiliates shall be deemed to be one party, and the Seller, Durango and their Affiliates shall be deemed to be the other party. The party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the " Request"). The other party (the "Respondent") shall appoint an arbitrator within 10 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 10 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then the arbitrator shall be appointed by the American Arbitration Association. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 10 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a Party to appoint, within 10 days after the American Arbitration Association has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties of the appointment within the time period specified above, the American Arbitration Association shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal. The Parties agree that each arbitrator appointed hereunder shall be licensed to practice law in the State of New York and that the third arbitrator appointed hereunder shall be fluent in Spanish and English. In the event an appointed arbitrator may not continue to act as an arbitrator of such panel, then the party (or parties in the case of the third arbitrator) that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of this
     Section 13.7(b).

          (iii) The arbitral award issued under this Section 13.7 shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements and the expenses of any witnesses, to the prevailing Party. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. A request for interim measures by a Party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

          (iv) In order to facilitate the comprehensive resolution of related disputes, and upon request by any party to an arbitration proceeding arising under this Agreement, the arbitration panel may, at any time before the first oral hearing of evidence, consolidate the arbitration proceeding with any other arbitration proceeding arising under the Guarantee.

          Section 13.8. Currency. The obligation of the Parties to make payment in U.S. Dollars of any obligation due hereunder shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than U.S. Dollars, except to the extent such tender or recovery shall result in the actual receipt by the Party receiving such payment of the full amount of U.S. Dollars expressed to be payable in respect of any such obligation. The obligation of any Party to make payment in U.S. Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in U.S. Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of U.S. Dollars expressed to be payable in respect of any such obligations, and shall not be affected by judgment being obtained for any other sums due under this Agreement.

          Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          Section 13.10. Schedules. Disclosure of any fact or item in any Schedule shall not necessarily mean that such item or fact is material to the Seller or the Business or would have a Seller Material Adverse Effect.

          Section 13.11. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision hereof and this Agreement shall remain in force and be effectuated as if such illegal, invalid or unenforceable provision is, not part of this Agreement.

          IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

                                        EMPAQUES DE CARTON TITAN, S.A. DE C.V.

                                        By: /s/Mayela Rincon de Velasco
                                            Name: Mayela Rincon de Velasco
                                            Title: Chief Financial Officer

                                        CORPORACION DURANGO, S.A. DE C.V.


                                        By: /s/Jose A. Rincon
                                            Name: Jose A. Rincon
                                            Title: Chief Operating Officer


                                        EMPAQUES MOLDEADOS DE AMERICA
                                        TECNOLOGIAS, S.R.L. de C.V.

                                        By: /s/Andrew de Pass
                                            Name: Andrew de Pass
                                            Title: Director